Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to, and deposits will not be accepted from or on behalf of, Shareholders (as defined below) in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. However, Imperial Oil Limited may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offense.

For U.S. Shareholders: The Offer is made by a Canadian issuer, for its own Shares (as defined below), and while the Offer is subject to the disclosure requirements of the province of Alberta and the other provinces of Canada, U.S. Shareholders should be aware that these disclosure requirements are different from those of the United States. The enforcement by U.S. Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Imperial is incorporated under the Canada Business Corporations Act and located in Canada, and that certain of its directors and officers and the experts named in the Offer are non-residents of the United States.

May 6, 2022

IMPERIAL OIL LIMITED

OFFER TO PURCHASE FOR CASH

UP TO C$2,500,000,000 IN VALUE OF ITS COMMON SHARES AT A PURCHASE PRICE OF

NOT LESS THAN C$62.00 AND NOT MORE THAN C$78.00 PER COMMON SHARE

Imperial Oil Limited (“Imperial” or the “Company”) hereby offers to purchase for cancellation a number of common shares of the Company (the “Shares”) for an aggregate purchase price not exceeding $2,500,000,000. The purchase price of any Share taken up by the Company (the “Purchase Price”) will be determined in the manner described below but will not be less than $62.00 and not more than $78.00 per Share.

The offer by the Company is subject to the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together constitute, and are herein referred to as, the “Offer”).

The Offer commences on the date hereof and expires at 5:00 p.m. (Calgary time) on June 10, 2022, or at such later time and date to which the Offer may be extended by the Company (the “Expiration Date”), unless withdrawn. The Offer is not conditional upon any minimum number of Shares being properly deposited under the Offer. The Offer is, however, subject to other conditions and the Company reserves the right, subject to applicable laws, to withdraw, extend or vary the Offer if, at any time prior to the payment of any Shares, certain events occur. See Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”.

Holders of Shares (the “Shareholders”) wishing to tender to the Offer may do so pursuant to:

●

auction tenders in which the tendering Shareholders specify the number of Shares being tendered at a specified price (the “Auction Price”) of not less than $62.00 and not more than $78.00 per Share in increments of $0.25 per Share (the “Auction Tenders”);

●

purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer (the “Purchase Price Tenders”), understanding that if they make a Purchase Price Tender such Shares will be deemed to have been tendered at the minimum price of $62.00;

●

proportionate tenders in which the tendering Shareholders agree to sell to the Company, at the Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in them maintaining their respective proportionate Share ownership in the Company following completion of the Offer (the “Proportionate Tenders”).

Promptly following the Expiration Date, the Company will determine the Purchase Price, representing a single price per Share, which will not be less than $62.00 and not more than $78.00 per Share, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not to exceed an amount (the “Auction Tender Limit Amount”) equal to (i) $2,500,000,000 less (ii) the product of (A) $2,500,000,000 and (B) a fraction, the numerator of which is the aggregate number of Shares owned by Shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date. If the Purchase Price is determined to be $62.00 (which is the minimum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 40,322,580 Shares. If the Purchase Price is determined to be $78.00 (which is the maximum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 32,051,282 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at a price of $62.00 per Share (which is the minimum price per Share under the Offer). Shares tendered pursuant to a Proportionate Tender will be considered to have been tendered at a price per Share equal to the Purchase Price. Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Share specified by the Shareholder is greater than the Purchase Price. Shareholders who validly tender Shares without specifying the method in which they are tendering their shares, or who make an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. Shareholders who wish to deposit Shares without specifying a price at which such Shares may be purchased by the Company should tender Shares in a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price, a Purchase Price Tender or a Proportionate Tender and who has not withdrawn such shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the preferential acceptance of odd lots described herein.

The Purchase Price will be payable in Canadian dollars; however, Shareholders may elect to receive the Purchase Price in United States dollars as described in the Offer. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder wishing to receive payment in United States dollars.

If the aggregate purchase price for Shares validly tendered and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders (collectively, the “Auction Tender Purchase Amount”) is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders.

If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows: (i) first, the Company will purchase all Shares tendered at or below the Purchase Price by Shareholders who own fewer than 100 Shares (the “Odd Lot Holders”) at the Purchase Price; and (ii) second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. Regardless of proration, the Company will always purchase at the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), a number of Shares from Shareholders making valid Proportionate Tenders that results in such tendering Shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate purchase price equal to $2,500,000,000. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate purchase price equal to the product of (i) $2,500,000,000 and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount.

If no Auction Tenders or Purchase Price Tenders are made pursuant to the Offer, no Shares will be purchased by the Company (unless all Shareholders make valid Proportionate Tenders, in which case all Shares purchased will be purchased for $62.00 per Share).

All Auction Tenders, Purchase Price Tenders and Proportionate Tenders will be subject to adjustment to avoid the purchase of fractional Shares. All payments to Shareholders will be subject to deduction of applicable withholding taxes. See Section 3 of the Offer to Purchase, “Number of Shares, Proration and Proportionate Tenders”.

Certificates for all Shares not purchased under the Offer (including Shares not purchased because of proration and Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Date or termination of the Offer or the date of withdrawal of the Shares, without expense to the Shareholder. In the case of Shares tendered through book-entry transfer, such Shares will be credited to the appropriate account, without expense to the Shareholder.

Exxon Mobil Corporation (“ExxonMobil” or the “Principal Shareholder”) is the beneficial owner of 465,723,543 Shares, which represents approximately 69.6% of all issued and outstanding Shares. The Principal Shareholder has advised the Company that it will make a Proportionate Tender.

As of May 2, 2022, there were 669,143,714 Shares issued and outstanding. The Offer would be for approximately 6% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $62.00 (which is the minimum price per Share under the Offer) or approximately 4.8% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $78.00 (which is the maximum price per Share under the Offer).

The Shares are listed and posted for trading on the Toronto Stock Exchange ( the “TSX”) under the symbol “IMO” and have unlisted trading privileges on the NYSE American LLC (“NYSE American”) under the symbol “IMO”. On April 28, 2022, the last full trading day prior to the date of announcement of the Company’s intention to make the Offer, the closing price of the Shares on the TSX was $64.12 per Share and US$50.08 per Share on NYSE American. During the twelve months ended May 2, 2022, the closing prices of the Shares on the TSX have ranged from a low of $31.43 to a high of $65.17 per Share and on the NYSE American have ranged from a low of US$24.48 to a high of US$51.64 per Share.

In accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, the Company has determined that: (i) a liquid market existed for the Shares at the time of the Offer, and (ii) it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The board of directors of Imperial (the “Board of Directors”) has also obtained, on a voluntary basis, an opinion from RBC Capital Markets as of May 2, 2022 which, subject to the qualifications, assumptions and restrictions set out therein, confirms the determination of the Company with respect to market liquidity. A copy of the opinion is attached hereto as Schedule A.

The Board of Directors has approved the Offer. However, none of Imperial, the Special Committee (as defined below) or the Board of Directors (as defined below), the Dealer Manager (as defined below) or the Depositary (as defined below) makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. No director or officer of the Company has advised the Company that he or she intends to deposit Shares under the Offer. See Section 3 “Purpose and Effect of the Offer”, Section 9 “Interest of Directors and Officers – Ownership of Imperial’s Securities” and Section 10 “Arrangements Concerning Shares – Acceptance of the Offer” of the Circular.

Shareholders should carefully consider the income tax consequences of having Shares being purchased under the Offer. See Section 13 of the Circular, “Income Tax Considerations”.

Shareholders wishing to deposit all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.

In November, 2021 the Company announced plans to accelerate Share repurchases under its normal course issuer bid program that commenced on June 29, 2021 (the “2021 NCIB”), and the purchase and cancellation of the remainder of the Shares available under the 2021 NCIB were completed by January 31, 2022. A total of 35,583,671 Shares were repurchased and cancelled pursuant to the 2021 NCIB for a total consideration of approximately $1,529 million. See Sections 3 and 6 of the Circular, “Purpose and Effect of the Offer” and “Previous Purchases of Shares”.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF IMPERIAL AS TO WHETHER YOU SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IMPERIAL.

No Canadian, U.S. or foreign securities commission has approved or disapproved of this Offer or passed upon the merits or fairness of this Offer or passed upon the adequacy or accuracy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

Any questions or requests for information regarding the Offer should be directed to Computershare Investor Services Inc. (the “Depositary”) or RBC Capital Markets (the “Dealer Manager”) at the addresses and telephone numbers of the Depositary or the Dealer Manager set forth on the last page of the accompanying Circular.

The Offer will expire at 5:00 p.m. (Calgary time) on June 10, 2022, unless extended or withdrawn.

The Depositary for the Offer is:	The Dealer Manager for the Offer is:

Computershare Investor Services Inc.	RBC Capital Markets

Regular Mail:

Computershare Investor Services Inc.

P.O. Box 7023

31 Adelaide Street East

Toronto, ON M5C 3H2

Attention: Corporate Actions

Registered Mail, Hand or Courier

100 University Avenue

8th Floor

Toronto, ON M5J 2Y1

Attention: Corporate Actions

For inquiries only:

Telephone (outside North America): 1 (514) 982-7555

Toll Free (within North America): 1 (800) 564-6253

Email: corporateactions@computershare.com

Royal Bank Plaza, South Tower 200 Bay Street, 4th Floor Toronto, ON M5J 2W7 Email: ImperialSIB@rbccm.com

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the U.S. Securities and Exchange Commission (the “SEC”), are specifically incorporated by reference in this Offer (provided that the documents filed with the securities regulatory authorities in Canada are not incorporated by reference for U.S. federal securities law purposes):

●	our material change report dated May 6, 2022 related to this Offer;
●	our notice of annual meeting of shareholders dated March 16, 2022;
●	our management proxy circular dated March 16, 2022 related to our annual meeting of shareholders held on May 3, 2022;
●	our quarterly report on Form 10-Q for the three-month period ended March 31, 2022;
●	our unaudited interim consolidated financial statements for the three-month periods ended March 31, 2022 and 2021;
●	our management’s discussion and analysis for the three-month period ended March 31, 2022;
●	our annual report on Form 10-K for the year ended December 31, 2021;
●	our audited annual consolidated financial statements for the years ended December 31, 2021 and 2020 and the accompanying auditor’s report thereon; and
●	our management’s discussion and analysis for the year ended December 31, 2021.

All documents of the Company of the type referred to above (excluding confidential material change reports, if any) and business acquisition reports that it files with the securities regulatory authorities in Canada after the date of this Offer and prior to the termination of the Offer shall be deemed to be incorporated by reference in this Offer other than for U.S. federal securities law purposes. Any statement contained in this Offer or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Offer to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer.

You should rely only on the information contained in or incorporated by reference in this Offer. We have not authorized anyone to provide you with different or additional information. You should not assume that the information contained in or incorporated by reference in this Offer is accurate as of any date other than the date of this Offer to Purchase or Circular.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this Offer to Purchase and Circular from documents filed with the securities regulatory authorities in Canada and the United States. Copies of the documents incorporated by reference in this Offer to Purchase and Circular may be obtained upon written or oral request without charge upon request to the Vice-President, General Counsel and Corporate Secretary of the Company, Mr. I.R. (Ian) Laing, at the head office: 505 Quarry Park Boulevard S.E., Calgary, Alberta T2C 5N1.

You may also access our disclosure documents and any reports, statements or other information that we file with the securities regulatory authorities in each of the provinces of Canada through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”) and which may be accessed at www.sec.gov. In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we file with and furnish to the SEC reports and other information. We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act.

You are invited to read and copy any reports, statements or other information that the Company files with the securities regulatory authorities in each of the provinces of Canada at their respective public reference rooms. Reports and other information about us may also be available for inspection at the office of the NYSE American.

v

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of applicable Canadian securities laws. Specific forward-looking statements in this document include, but are not limited to: statements about the Offer, including the terms and conditions of the Offer, the aggregate amount of Shares to be purchased for cancellation under the Offer, the expected expiration date of the Offer, the time by which the Company will pay for tendered Shares, the market for the Shares after completion of the Offer not being materially less liquid than the market that exists at the time of the making of the Offer, future purchases of additional Shares following expiry of the Offer, the Company’s expectation that it will fund any purchases of Shares pursuant to the Offer from cash on hand, the Company continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Company from pursuing its foreseeable business opportunities or the future growth of the Company’s business, the satisfaction or waiver of the conditions to the Offer, the intention of the Principal Shareholder to make a Proportionate Tender and the extent to which Shareholders determine to deposit their Shares to the Offer, the intentions of the Company’s officers and directors to participate in the Offer, the purchase of the Shares under the Offer being in the best interests of the Company and its shareholders, the Company’s status as a reporting issuer and the continued listing of the Shares on the TSX and unlisted trading privileges on the NYSE American, the receipt of exemptive relief from the SEC to allow for the proration contemplated by the Offer and the costs and expenses incurred in connection with the Offer. When used in this Offer or the documents incorporated by reference herein, the words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasts”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “outlook”, “predicts”, “projects”, “likely”, “potential”, “propose”, “goal”, “seek”, “target”, “strategy”, “schedule”, “future”, “continue” and similar references to future periods or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and, by their very nature, involve a number of inherent risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to the Company. Forward-looking statements are based on the Company’s current expectations, estimates, projections and assumptions, both general and specific, made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate and reasonable in the circumstances. The Company cautions that there can be no assurance that such assumptions will prove to be correct or that the Company’s expectations regarding this Offer or the Company’s business guidance, objectives, plans and strategic priorities will be achieved.

Many factors could cause the Company’s expectations regarding this Offer or the Company’s actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities, and the company’s ability to effectively execute on these plans and operate its assets; receipt of regulatory approvals on the timeline anticipated; the adoption and impact of new facilities or technologies on capital efficiency, production and reductions to greenhouse gas emissions intensity; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; applicable laws and government policies, including taxation, restrictions in response to COVID-19 and with respect to climate change and greenhouse gas emissions reductions; performance of third-party service providers; refinery utilization and product sales; cash generation, financing sources and capital structure, such as dividends and shareholder returns, including the timing and amounts of share repurchases; capital and environmental expenditures; evolution of COVID-19 and its impacts on Imperial’s ability to operate its assets; to differ materially from those expressed or implied by the forward-looking statements. These factors include, without limitation: global, regional or local changes in supply and demand for oil, natural gas, petroleum and petrochemical products, feedstocks and other market or economic conditions and resulting demand, price, differential and margin impacts; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates, tax laws, and actions in response to COVID-19; the receipt, in a timely manner, of regulatory and third-party approvals; environmental risks inherent in oil and gas activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; failure or delay of supportive policy and market development for emerging lower emission energy technologies; third-party opposition to company and service provider operations, projects and infrastructure; availability and allocation of capital; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; unanticipated technical or operational difficulties; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; commercial negotiations; project management and schedules and timely completion of projects; unexpected technological developments; the results of research programs and new technologies, including with respect to greenhouse gas emissions, and the ability to bring new technologies to commercial scale on a cost-competitive basis; reservoir analysis and performance; operational hazards and risks;

cybersecurity incidents; currency exchange rates; the pace of regional and global economic recovery from the COVID-19 pandemic and the occurrence and severity of future outbreaks and variants; general economic conditions, including the occurrence and duration of economic recessions; and other factors discussed in Item 1A Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K dated February 23, 2022 and the Company’s interim report on Form 10-Q for the three-month period ended March 31, 2022, each of which is incorporated by reference in this cautionary statement.

These factors are not intended to represent a complete list of the factors that could affect the Company; however, these factors should be considered carefully. Other factors could also cause the Company’s expectations regarding the Offer to differ materially from those expressed or implied by the forward-looking statements.

The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations and may not be appropriate for other purposes; readers should not place undue reliance on forward-looking statements made herein. Furthermore, unless otherwise stated, the forward-looking statements contained in this Offer are made as of the date of this Offer or the date of the documents incorporated herein, as applicable, and the Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The forward-looking statements contained in this Offer are expressly qualified by this cautionary statement. Further details and descriptions of these and other factors are disclosed in the Offer and in Imperial’s public filings with provincial or state securities regulatory authorities, which may be accessed on SEDAR’s website at www.sedar.com and on EDGAR’s website at www.sec.gov.

INFORMATION FOR UNITED STATES SHAREHOLDERS

The Offer is made by Imperial, a Canadian issuer, for its own Shares, and while the Offer is subject to the disclosure requirements of the province of Alberta and the other provinces of Canada, U.S. Shareholders should be aware that these disclosure requirements are different from those of the United States.

The enforcement by Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Imperial is incorporated under the Canada Business Corporations Act and located in Canada and that certain of its directors and officers and the experts named in the Offer are non-residents of the United States and that all or a substantial portion of the assets of the Company and said Persons are located outside the United States. It may be difficult to effect service of process on the Company, its officers and directors and the experts named in the Offer. In addition, U.S. Shareholders should not assume that courts in Canada or in the countries where such directors and officers reside or in which Imperial’s assets or the assets of such Persons are located (i) would enforce judgments of U.S. courts obtained in actions against Imperial or such Persons predicated upon civil liability provisions of U.S. federal and state securities laws as may be applicable, or (ii) would enforce, in original actions, any asserted liabilities against Imperial, its subsidiaries or such Persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

U.S. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See Section 13 of the Circular, “Income Tax Considerations”.

CURRENCY

All dollar references in the Offer to Purchase and the Circular are expressed in Canadian dollars, except where otherwise indicated. References to “$” are to Canadian dollars and references to “US$” are to U.S. dollars.

On May 2, 2022, the Bank of Canada daily average exchange rate was $1.00 = US$0.78.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE		v

WHERE YOU CAN FIND MORE INFORMATION		v

FORWARD-LOOKING STATEMENTS		vi

INFORMATION FOR UNITED STATES SHAREHOLDERS		vii

CURRENCY		vii

GLOSSARY		1

SUMMARY		5

OFFER TO PURCHASE		9
1.	THE OFFER	9
2.	PURCHASE PRICE	9
3.	NUMBER OF SHARES, PRORATION AND PROPORTIONATE TENDERS	10
4.	ANNOUNCEMENT OF RESULTS OF THE OFFER	12
5.	PROCEDURE FOR DEPOSITING SHARES	12
6.	WITHDRAWAL RIGHTS	16
7.	CERTAIN CONDITIONS OF THE OFFER	17
8.	EXTENSION AND VARIATION OF THE OFFER	19
9.	TAKING UP AND PAYMENT FOR DEPOSITED SHARES	20
10.	PAYMENT IN THE EVENT OF MAIL SERVICE INTERRUPTION	21
11.	LIENS AND DIVIDENDS	21
12.	NOTICE	21
13.	OTHER TERMS	22
ISSUER BID CIRCULAR		23
1.	IMPERIAL OIL LIMITED	23
2.	AUTHORIZED CAPITAL	24
3.	PURPOSE AND EFFECT OF THE OFFER	24
4.	PRICE RANGE OF SHARES	28
5.	DIVIDEND POLICY	29
6.	PREVIOUS PURCHASES OF SHARES	29
7.	PREVIOUS SALES OF SECURITIES	30
8.	PREVIOUS DISTRIBUTIONS OF SHARES	30
9.	INTEREST OF DIRECTORS AND OFFICERS	31
10.	ARRANGEMENTS CONCERNING SHARES	33
11.	MATERIAL CHANGES IN THE AFFAIRS OF THE COMPANY	34
12.	PRIOR VALUATIONS AND BONA FIDE OFFERS	34
13.	INCOME TAX CONSIDERATIONS	34
14.	LEGAL MATTERS AND REGULATORY APPROVALS	40
15.	SOURCE OF FUNDS	41
16.	DEALER MANAGER	41
17.	DEPOSITARY	41
18.	FEES AND EXPENSES	41
19.	CANADIAN STATUTORY RIGHTS	42
APPROVAL AND CERTIFICATE		43

CONSENT OF RBC CAPITAL MARKETS		44

CONSENT OF STIKEMAN ELLIOTT LLP		45

SCHEDULE A LIQUIDITY OPINION OF RBC CAPITAL MARKETS		A-I

GLOSSARY

In this document, unless the subject matter or context is inconsistent therewith, the following terms have the following meanings:

“2021 NCIB” means the Company’s normal course issuer bid that commenced on June 29, 2021 and pursuant to which the Company was authorized to repurchase up to 35,583,671 Shares over a period of twelve months.

‘‘Agent’s Message’’ means a message, transmitted by DTC, to and received by the Depositary and forming a part of a DTC book entry confirmation.

“Allowable capital loss” has the meaning set forth in Section 13 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations – Residents of Canada”.

“Auction Price” means the price specified by a tendering Shareholder, being not less than $62.00 and not more than $78.00 per Share and in increments of $0.25 per Share, at which such tendering Shareholder will tender to the Offer through an Auction Tender.

‘‘Auction Tender’’ means an auction tender delivered by a Shareholder wishing to tender to the Offer in which the tendering Shareholder specifies the number of Shares being tendered at an Auction Price.

‘‘Auction Tender Limit Amount’’ means an amount equal to (i) $2,500,000,000, less (ii) the product of (A) $2,500,000,000 and (B) a fraction, the numerator of which is the aggregate number of Shares owned by Shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date.

‘‘Auction Tender Purchase Amount’’ means the aggregate purchase price for Shares validly tendered, and not withdrawn, pursuant to Auction Tenders (at Auction Prices at or below the Purchase Price) and Purchase Price Tenders.

‘‘Board of Directors’’ means the board of directors of the Company.

‘‘Book-Entry Confirmation’’ means a confirmation of a book entry transfer of Shares into the Depositary’s account established at CDS in accordance with the terms of the Offer.

‘‘Business Day’’ means any day other than a Saturday, a Sunday, a statutory holiday in Calgary, Alberta or Toronto, Ontario and a United States federal holiday, and for the purposes of the Exchange Act shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

‘‘CDS’’ means CDS Clearing and Depository Services Inc.

‘‘CDS Participant’’ means a participant in CDSX.

‘‘CDSX’’ means the book entry system administered by CDS.

‘‘Circular’’ means the attached offering circular.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Company’’, ‘‘we’’, ‘‘us’’ or ‘‘Imperial’’ means Imperial Oil Limited.

‘‘CRA’’ means the Canada Revenue Agency.

‘‘Dealer Manager’’ means RBC Capital Markets.

‘‘Depositary’’ means Computershare Investor Services Inc.

‘‘Deposited Shares’’ means Shares validly deposited pursuant to the Offer and not withdrawn.

“DRIP” means the Company’s dividend reinvestment and share purchase plan.

‘‘DTC’’ means the Depository Trust Company.

“EDGAR” means the SEC’s Electronic Document Gathering and Retrieval System.

‘‘Eligible Institution’’ means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP).

“Equivalent Securities” has the meaning set forth in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares” under “Prohibition on “Short” Tenders”.

‘‘Exchange Act’’ means the United States Securities Exchange Act of 1934, as amended.

‘‘Expiration Date’’ means June 10, 2022 or such later date to which the Offer may be extended by the Company.

‘‘Extension Relief’’ means the exemptive relief the Company has obtained from the securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking up Shares which have been deposited (and not withdrawn) before the Offer was previously scheduled to expire.

‘‘IRS’’ means the Internal Revenue Service for the United States of America.

‘‘Letter of Transmittal’’ means the letter of acceptance and transmittal in the form forwarded with the Circular.

‘‘Liquidity Opinion’’ means the liquidity opinion prepared by RBC Capital Markets and attached as Schedule A hereto.

‘‘MI 61-101’’ means Multilateral Instrument 61-101 —Protection of Minority Security Holders in Special

Transactions, as amended.

‘‘Non-Resident Shareholder’’ means a Shareholder who, at all relevant times for purposes of the Tax Act: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (iii) has not, either alone or in combination with Persons with whom the Shareholder does not deal at arm’s length and partnerships in which the Shareholder and any such non-arm’s length Persons hold a membership interest directly or indirectly through one or more partnerships, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of Imperial at any time within a 60-month period preceding the disposition of the Shares under the Offer, and whose Shares are not otherwise deemed to be “taxable Canadian property” (as defined in the Tax Act), (iv) deals at arm’s length with Imperial and is not affiliated with Imperial, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere.

‘‘Notice of Guaranteed Delivery’’ means the notice of guaranteed delivery in the form forwarded with the Circular.

“NYSE American” means NYSE American LLC.

“Odd Lots” means, for purposes of the Offer, all Shares validly tendered at or below the Purchase Price by Odd Lot Holders.

‘‘Odd Lot Holder’’ means a Shareholder who owns fewer than 100 Shares.

‘‘Offer’’ means the offer made to Shareholders to purchase that number of Shares having an aggregate purchase price not exceeding $2,500,000,000, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

‘‘Offer to Purchase’’ means the attached offer to purchase.

‘‘Person’’ means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any governmental authority or any agency or instrumentality thereof.

‘‘PFIC’’ means a passive foreign investment company.

“Principal Shareholder” or “ExxonMobil” means Exxon Mobil Corporation.

‘‘Proportionate Take Up Relief’’ means the exemptive relief the Company has obtained from the securities regulatory authorities in Canada for relief from the proportionate take up and related disclosure requirements in order to permit Proportionate Tenders to be made pursuant to the Offer.

‘‘Proportionate Tender’’ means a deposit (or deemed deposit) where a tendering Shareholder does not specify a price or a number of Shares for the purchase by the Company but rather agrees to sell at the Purchase Price as determined pursuant to the Offer a number of Shares that will result in it maintaining its proportionate Share ownership in the Company following completion of the Offer.

‘‘Proposed Amendments’’ means all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof.

“Public float” has the meaning set forth in Section 3 of the Circular, “Purpose and Effect of the Offer” under “Liquidity of Market”.

‘‘Purchase Price’’ means the price per Share (being not more than $78.00 and not less than $62.00 per Share) that Imperial will pay for Deposited Shares, determined in accordance with the process described in Section 2 of this Offer to Purchase.

‘‘Purchase Price Tender’’ means a deposit (or deemed deposit) where tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price as determined under the Offer, it being understood that, for the purposes of determining the Purchase Price, Shares that are the subject of Purchase Price Tenders will be deemed to have been tendered at the minimum price of $62.00 per Share.

“RBC Capital Markets” means RBC Dominion Securities Inc., a member company of RBC Capital Markets.

‘‘Resident Shareholder’’ means a Shareholder who, at all relevant times for the purposes of the Tax Act (i) is or is deemed to be a resident of Canada, (ii) deals at arm’s length with Imperial and is not affiliated with Imperial, (iii) is not exempt from tax under Part I of the Tax Act, and (iv) holds its Shares as capital property.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 302 Tests” has the meaning set forth in Section 13 of the Circular, “Income Tax Considerations” under “Certain United States Federal Income Tax Considerations – Section 302 Tests – Determination of Sale or Distribution Treatment”.

‘‘Securities Regulatory Relief’’ means the Extension Relief and the Proportionate Take Up Relief.

‘‘SEDAR’’ means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

‘‘Shareholder’’ means a registered or beneficial holder of outstanding Shares, as the context requires.

‘‘Shares’’ means common shares in the capital of the Company.

“Special Committee” means a special committee of the Board of Directors composed of independent directors, namely David W. Cornhill (Chair), Krystyna T. Hoeg, Miranda C. Hubbs, Jack M. Mintz and David S. Sutherland, mandated to explore the possibility of implementing a substantial issuer bid.

“Taxable capital gain” has the meaning set forth in Section 13 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations – Residents of Canada”.

‘‘Tax Act’’ means the Income Tax Act (Canada), as amended.

“Transfer Agent” means TSX Trust Company, the registrar and transfer agent of the Shares.

“Treasury Regulations” has the meaning set forth in Section 13 of the Circular, “Income Tax Considerations”.

‘‘TSX’’ means the Toronto Stock Exchange.

SUMMARY

This summary is provided for your convenience. It highlights certain material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent as described elsewhere herein. The Company therefore urges you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery because they each contain important information. References have been included to certain sections of the Offer where you will find a more complete discussion.

Purpose of the Offer	The Board of Directors believes that the purchase of Shares by the Company is in the best interests of the Company and its Shareholders.

The Offer will allow the Company to return up to an additional $2,500,000,000 of capital to Shareholders who elect to tender their shares while at the same time increasing the Share ownership of Shareholders who elect not to tender.

See Section 3 of the Circular, “Purpose and Effect of the Offer”.

Expiration Date

The Offer expires at 5:00 p.m. (Calgary time) on June 10, 2022 or at such later time and date to which the Offer may be extended by the Company, unless withdrawn. See Section 1 of the Offer to Purchase, “The Offer”.

Payment Date

Imperial will take up the Shares to be purchased pursuant to the Offer as soon as reasonably practicable after the Expiration Date and in any event not later than 10 days after the Expiration Date, provided that the conditions of the Offer (as the same may be varied) have been satisfied or waived. Any Shares taken up will be paid for as soon as reasonably practicable, but in any event no later than three (3) Business Days after they are taken up in accordance with applicable Canadian securities laws. See Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”.

Currency of Payment

The Purchase Price will be denominated in Canadian dollars and payments of amounts owing to Shareholders whose Shares are taken up will be made in Canadian dollars. However, Shareholders may elect to receive the Purchase Price in United States dollars as described in the Offer. In such case, the risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. See Section 2 of the Offer to Purchase, “Purchase Price”.

Methods of Tender	Shareholders wishing to tender to the Offer may do so pursuant to:

●

Auction Tenders in which the tendering Shareholders specify the number of Shares being tendered and specify an Auction Price of not less than $62.00 and not more than $78.00 per Share in increments of $0.25 per Share;

●

Purchase Price Tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer; or

●

Proportionate Tenders in which the tendering Shareholders agree to sell to the Company, at the Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in them maintaining their respective proportionate Share ownership in the Company following completion of the Offer.

Purchase Price

The Purchase Price will be determined in the manner described in the Offer but will be not less than $62.00 and not more than $78.00 per Share, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not exceeding the Auction Tender Limit Amount.

All Shares purchased by the Company pursuant to the Offer (including Shares tendered at Auction Prices below the Purchase Price) will be purchased at the same Purchase Price.

A Shareholder making an Auction Tender may deposit different Shares at different prices, but a Shareholder cannot deposit the same Shares pursuant to more than one method of tender or pursuant to an Auction Tender at more than one price. Shareholders may deposit different Shares pursuant to Auction Tenders and Purchase Price Tenders but cannot make an Auction Tender or Purchase Price Tender as well as a Proportionate Tender.

The Company will return all Shares not purchased under the Offer, including Shares not purchased as a result of proration or invalid tender or Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, promptly after the Expiration Date. See Section 2 of the Offer to Purchase, “Purchase Price”.

Number of Shares to be Purchased	Imperial will purchase Shares under the Offer to a maximum aggregate amount of $2,500,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate value equal to $2,500,000,000. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate purchase price equal to the product of (i) $2,500,000,000, and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount. See Section 3 of the Offer to Purchase, “Number of Shares, Proration and Proportionate Tenders”.

Proration	If the aggregate purchase price for Shares validly tendered and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders.

If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows: (i) first, the Company will purchase all Shares tendered by Odd Lot Holders at or below the Purchase Price; and (ii) second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. The Company will purchase at the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), a number of Shares from Shareholders making valid Proportionate Tenders that results in such tendering Shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). See Section 3 of the Offer to Purchase, “Number of Shares,

Proration and Proportionate Tenders”.

Delivery Procedure	Each Shareholder wishing to deposit Shares pursuant to the Offer must:

●

provide certificates or DRIP position for all Deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, in accordance with the instructions in such Letter of Transmittal, together with all other documents required by the Letter of Transmittal and must be delivered to, and received by, the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date;

●	follow the guaranteed delivery procedure described in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”; or

●

transfer Shares pursuant to a book-entry transfer, provided that a Book-Entry Confirmation through the CDSX system (in the case of Shares held in CDS) or an Agent’s Message (in the case of Shares held in DTC) is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date (as such terms are defined herein).

A Shareholder who wishes to deposit Shares under the Offer and who holds such Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.

Brokerage Commissions	Shareholders depositing Shares will not be obligated to pay brokerage fees or commissions to the Company or to the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. See Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”.

Conditions to the Offer	The obligation of the Company to take up and pay for any Shares deposited under the Offer is subject to the conditions described in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”.

Withdrawal Rights	Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (a) at any time if the shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the Company has taken up the Shares deposited pursuant to the Offer before the date of the notice of change or variation, (ii) the variation consists solely of an increase in the consideration offered for those Shares pursuant to the Offer where the time for deposit is not extended for greater than ten (10) days, or (iii) the variation consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 8, “Extension and Variation of the Offer”, or (c) at any time if the Shares have been taken up but not paid for by the Company within three (3) Business Days of being taken up.

Position of the Company and its Directors	Neither the Company nor its Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. See Section 1 of the Offer to Purchase, “The Offer”.

Interest of Principal Shareholder

ExxonMobil, which owns approximately 69.6% of the issued and outstanding Shares, has advised the Company that it will participate in the Offer and make a Proportionate Tender in order to maintain its respective proportionate Share ownership in the Company following completion of the Offer.

Directors & Officers

No director or officer of the Company has advised the Company that he or she intends to deposit Shares under the Offer. See Section 9 “Interest of Directors and Officers – Ownership of Imperial’s Securities” and Section 10 “Arrangements Concerning Shares” of the Circular.

Tax Considerations	Shareholders should carefully consider the income tax consequences of having Shares being purchased under the Offer. See Section 13 of the Circular, “Income Tax Considerations”.

Trading Information

On April 28, 2022, the last full trading day prior to the public announcement of the Company’s intention to make the Offer, the closing price of the Shares on the TSX was $64.12 per Share and US$50.08 per Share on NYSE American. During the 12-month period ended May 2, 2022, the closing prices of the Shares on the TSX has ranged from a low of $31.43 to a high of $65.17, and the closing prices of the Shares on NYSE American has ranged from a low of US$24.48 to a high of US$51.64. See Section 4 of the Circular, “Price Range of Shares”.

Further Information

For further information regarding the Offer, Shareholders may contact the Depositary or the Dealer Manager or consult their own brokers. The address and telephone numbers and email of the Depositary and Dealer Manager are set forth on page iv and the back cover of the Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

OFFER TO PURCHASE

To the holders of Shares of Imperial Oil Limited:

1.	THE OFFER

The Company hereby offers, upon the terms and subject to the conditions described in this Offer to Purchase, the accompanying Circular, the related Letter of Transmittal and the Notice of Guaranteed Delivery, to purchase for cancellation a number of Shares having an aggregate purchase price not exceeding $2,500,000,000 pursuant to:

•	Auction Tenders at an Auction Price of not less than $62.00 and not more than $78.00 per Share in increments of $0.25 per Share, as specified by the Shareholders;

•	Purchase Price Tenders; or

•	Proportionate Tenders.

The Offer will commence on May 6, 2022, the date of this Offer to Purchase, and expire at 5:00 p.m. (Calgary time) on June 10, 2022, or at such later time and date to which the Offer may be extended by Imperial, unless withdrawn. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer.

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF SHARES BEING DEPOSITED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE, “CERTAIN CONDITIONS OF THE OFFER”.

Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price, a Purchase Price Tender or a Proportionate Tender and who has not withdrawn such shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the preferential acceptance of odd lots described herein.

Imperial will return all Shares not purchased under the Offer (including Shares not purchased because of proration or invalid tenders and Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price), or properly withdrawn before the Expiration Date.

None of Imperial, its Special Committee or its Board of Directors, the Dealer Manager or the Depositary makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders must make their own decisions as to whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. Shareholders should carefully consider the income tax consequences of having Shares being purchased under to the Offer. See Section 13 of the Circular, “Income Tax Considerations”.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.

2.	PURCHASE PRICE

Purchase Price

Promptly following the Expiration Date, the Company will determine the Purchase Price, representing a single price per Share, which will not be less than $62.00 and not more than $78.00 per Share taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders at the Auction Tender Limit Amount equal to (i) $2,500,000,000 less (ii) the product of (A) $2,500,000,000 and (B) a fraction, the numerator of which is the aggregate number of Shares owned by Shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date. If the Purchase Price is determined to be $62.00 (which is the minimum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 40,322,580 Shares. If the Purchase Price is determined to be $78.00 (which is the maximum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 32,051,282 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at a price of $62.00 per Share (which is the minimum price per Share under the Offer). Shares tendered pursuant to a Proportionate Tender will be considered to have been tendered at a price per Share equal to the Purchase Price. Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Share specified by the Shareholder is greater than the Purchase Price. Shareholders who validly tender Shares without specifying the method in which they are tendering their shares, or who make an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. Shareholders who wish to deposit Shares without specifying a price at which such Shares may be purchased by the Company should tender Shares in a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

Shareholders should be aware that Shares tendered in Purchase Price Tenders will be deemed to have been tendered at the minimum price of $62.00 per Share and such tenders may result in a lower Purchase Price than might otherwise have been determined.

As promptly as practicable after determining the Purchase Price, Imperial will publicly announce the Purchase Price and all Shareholders who have validly deposited and not withdrawn their shares pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders or Proportionate Tenders will receive the Purchase Price, payable in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the preferential acceptance of odd lots described herein. See 3 of this Offer, “Number of Shares, Proration and Proportionate Tenders”.

All Shares purchased by the Company pursuant to the Offer (including Shares at Auction Prices below the Purchase Price) will be purchased at the Purchase Price. All Auction Tenders, Purchase Price Tenders and Proportionate Tenders will be subject to adjustment to avoid the purchase of fractional Shares. Imperial will return all Shares not purchased under the Offer, including Shares not purchased because of proration or invalid tenders or Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, or properly withdrawn before the Expiration Date. All payments to Shareholders will be subject to deduction of applicable withholding taxes.

No alternative, conditional or contingent tenders will be accepted.

Currency

Each registered Shareholder who has tendered Shares under the Offer will receive payment of the Purchase Price for purchased Shares in Canadian dollars, unless such Shareholder exercises the applicable election in the Letter of Transmittal and Notice of Guaranteed Delivery to use the Depositary’s currency exchange services to convert payment of the Purchase Price of the tendered Shares into United States dollars as described below. There is no additional fee payable by Shareholders who elect to use the Depositary’s currency exchange services.

Each non-registered or beneficial Shareholder who has tendered Shares under the Offer will receive payment of the Purchase Price for purchased Shares in Canadian dollars, unless such non-registered Shareholder contacts the intermediary in whose name such Shareholder’s shares are registered and requests that the intermediary make an election on its behalf to receive the Purchase Price in United States dollars as described below.

The exchange rate that will be used to convert payments from Canadian dollars into United States dollars will be the rate available from Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

3.	NUMBER OF SHARES, PRORATION AND PROPORTIONATE TENDERS

We will purchase, upon the terms and subject to the conditions of the Offer, at the Purchase Price, Deposited Shares up to a maximum aggregate purchase price of $2,500,000,000. The number of Shares that the Company will purchase pursuant to the Offer and the aggregate purchase price will vary depending on whether the Auction Tender Purchase Amount is less than or equal to the Auction Tender Limit Amount. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will purchase proportionately fewer Shares and the aggregate purchase price therefor will be proportionately less. If the Auction Tender Purchase Amount is equal to the Auction Tender Limit Amount, the Company will purchase 32,051,282 Shares if the Purchase Price is $78.00 per Share (the maximum price per Share under the Offer) and 40,322,580 Shares if the Purchase Price is $62.00 per Share (the

minimum price per Share under the Offer), in both cases for an aggregate purchase price of $2,500,000,000. The Offer is not conditional upon any minimum number of Shares being properly deposited under the Offer.

As of May 2, 2022, there were 669,143,714 Shares issued and outstanding. Accordingly, the Offer is for approximately 6% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $62.00 (which is the minimum price per Share pursuant to the Offer) or approximately 4.8% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $78.00 (which is the maximum price per Share pursuant to the Offer).

If the Auction Tender Purchase Amount is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders. If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows: (i) first, the Company will purchase all Shares tendered by Odd Lot Holders at or below the Purchase Price; and (ii) second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. The pro-ration percentage for each individual Shareholder other than Odd Lot Holders within the Auction Tender/Purchase Price Tender pool will be calculated as (1) the number of Shares such Shareholder has tendered at or below the Purchase Price, divided by (2) the total number of Shares tendered pursuant to Auction Tenders (at prices at or below the Purchase Price) and Purchase Price Tenders. Shares that are tendered above the Purchase Price will not be taken into account and will therefore be excluded from the pro-ration calculation.

As set out above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate share certificates for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without proration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd lot discounts, each of which may be applicable on a sale of their Shares in a transaction on the TSX or NYSE American.

Regardless of proration, the Company will always purchase at the Purchase Price a number of the Shares from Shareholders making valid Proportionate Tenders that results in such Shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). Shareholders making Proportionate Tenders will be prorated in a separate proration pool from Shareholders making Auction Tenders and/or Purchase Price Tenders. Such proration will be based on the number of Shares necessary for such Shareholders to maintain their existing ownership percentages. These proration mechanics are required to permit Proportionate Tenders pursuant to the Offer and differ from the standard mechanics required under applicable securities laws in issuer bids/tender offers without Proportionate Tenders. Imperial has obtained the Proportionate Take Up Relief from the securities regulatory authorities in Canada from the proportionate take up and related disclosure requirements in order to permit Proportionate Tenders to be purchased under the Offer and has applied for exemptive relief from the SEC under Rule 13e-4(f)(3) under the Exchange Act to allow for the proration contemplated by the Offer.

If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate value equal to $2,500,000,000. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate value equal to the product of (i) $2,500,000,000, and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount.

If no Auction Tenders or Purchase Price Tenders are made pursuant to the Offer, no Shares will be purchased by the Company (unless all Shareholders make valid Proportionate Tenders, in which case all Shares purchased will be purchased for $62.00 per Share).

4.	ANNOUNCEMENT OF RESULTS OF THE OFFER

The Company will publicly announce the results of the Offer, including the Purchase Price, the number of Shares validly tendered to the Offer and the aggregate purchase price of the Shares to be purchased for cancellation pursuant to the Offer, as promptly as reasonably practicable after the Expiration Date.

5.	PROCEDURE FOR DEPOSITING SHARES

Proper Deposit of Shares

Shareholders who wish to accept the Offer may do so by making Auction Tenders, Purchase Price Tenders or Proportionate Tenders. In accordance with Instruction 4 of the Letter of Transmittal, each Shareholder desiring to deposit Shares pursuant to the Offer must indicate (a): in Box A captioned “Type of Tender” on such Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, whether Shares are deposited pursuant to an Auction Tender, Purchase Price Tender, or Proportionate Tender; (b) in Box G, if an Auction Tender is made, the price (in increments of $0.25 per Share) at which such Shares are being deposited; (c) in Box B, if a Proportionate Tender is made, the total number of Shares the participating Shareholder owns; and (d) in Box E, if applicable, whether the Shareholder is making an Odd Lot deposit in accordance with Instruction 7 of the Letter of Transmittal.

A Shareholder who wishes to make an Auction Tender will be required to specify, among other things, the number of Shares that it wishes to sell and the price per Share (not less than $62.00 and not more than $78.00 per Share and in increments of $0.25 per Share) at which it is prepared to sell those Shares. A Shareholder may make multiple Auction Tenders but not in respect of the same shares (i.e., Shareholders may deposit different Shares at different prices but cannot deposit the same Shares at different prices). A Shareholder may also make an Auction Tender in respect of certain Shares and a Purchase Price Tender in respect of other Shares. Shareholders who make an Auction Tender or Purchase Price Tender may not make a Proportionate Tender. Odd Lot Holders making an Auction Tender or a Purchase Price Tender will be required to tender all Shares owned by the Shareholder. Proportionate Tenders or partial tenders will not be accepted from Odd Lot Holders.

A Shareholder who wishes to make a Purchase Price Tender or a Proportionate Tender may not specify an Auction Price. A Shareholder who makes a Proportionate Tender will be deemed to have agreed to sell to the Company at the Purchase Price a number of Shares that will result in the Shareholder maintaining its, his or her respective proportionate Share ownership in the Company following completion of the Offer. Registered Shareholders may make a Proportionate Tender and non-registered Shareholders may instruct their nominees to make a Proportionate Tender. All Shareholders who make a Proportionate Tender must state how many Shares they own in the Letter of Transmittal or instruction to their nominee, as the case may be. A registered Shareholder who makes a Proportionate Tender must deposit either all of its Shares or a sufficient number of Shares to satisfy the Shareholder’s Proportionate Tender. The Letter of Transmittal provides guidance on how a registered Shareholder can calculate the minimum number of Shares that would need to be deposited. A non-registered Shareholder who wishes its nominee to make a Proportionate Tender must deposit all of its Shares. If a non-registered Shareholder wishes to become a registered Shareholder in order to make a Proportionate Tender by depositing only a sufficient number of Shares, the Shareholder should immediately contact its investment dealer, stock broker, bank, trust company or other nominee in order to take the necessary steps to have its Shares registered in the Shareholder’s name prior to tendering Shares pursuant to the Offer. A Shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. Shareholders who make a Proportionate Tender may not make an Auction Tender or a Purchase Price Tender.

Shares deposited pursuant to an Auction Tender in compliance with the procedures set forth herein will be taken up only if the Auction Price specified in the Auction Tender is equal to or less than the Purchase Price.

Shareholders who tender Shares without making a valid Auction Tender, Purchase Price Tender or Proportionate Tender will be deemed to have made a Purchase Price Tender. A shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. If multiple boxes are checked in the same Letter of Transmittal indicating that Shares are being deposited pursuant to an Auction Tender, Purchase Price Tender, and/or Proportionate Tender, all Shares identified will be deemed to have been tendered pursuant to a Purchase Price Tender.

A shareholder desiring to deposit Shares in separate lots at a different price for each lot must complete a separate Letter of Transmittal (and, if applicable, a separate Notice of Guaranteed Delivery) for each price at which the

Shareholder is depositing Shares. The same Shares cannot be deposited pursuant to different tender methods or pursuant to an Auction Tender at more than one price.

Holders of Shares

To deposit Shares pursuant to the Offer, holders of Shares must (a) provide certificates or DRIP position for all Deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), in accordance with the instructions in such Letter of Transmittal, together with all other documents required by the Letter of Transmittal and must be delivered to, and received by, the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (b) follow the guaranteed delivery procedure described below, or (c) transfer Shares pursuant to the procedures for book-entry transfer, provided that the Depositary receives at its office in Toronto, Ontario prior to the Expiration Date, (i) in the case of Shares held by CDS, a Book-Entry Confirmation of transfer of Shares into the Depositary’s account established at CDS in accordance with the terms of the Offer, through the CDSX book-entry system administered by CDS, or (ii) in the case of Shares held in DTC, a message, transmitted by DTC, to and received by the Depositary and forming a part of a DTC book-entry confirmation.

A registered Shareholder who desires to deposit a DRIP position under the Offer must deposit their entire DRIP position, the Shares for which will be removed from the DRIP in connection with such tender, excluding fractions. To the extent a registered Shareholder desires to deposit only a portion of their DRIP position, such Shareholder must withdraw that portion of their DRIP position that they intend to deposit from the DRIP and submit the certificate received in respect thereof, together with a Letter of Transmittal. Shareholders should contact the DRIP plan agent, TSX Trust Company, in such circumstance to arrange the withdrawal.

A non-registered Shareholder who desires to deposit Shares under the Offer should immediately contact such Shareholder’s investment dealer, stock broker, commercial bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Shares under the Offer.

If an investment dealer, stock broker, bank, trust company or other nominee holds Shares for a Shareholder, it is likely the nominee has established an earlier deadline for that Shareholder to act to instruct the nominee to accept the Offer on its behalf. A Shareholder should immediately contact the Shareholder’s investment dealer, stock broker, bank, trust company or other nominee to find out the nominee’s deadline.

Participants of CDS or DTC should contact CDS or DTC, as applicable, to obtain instructions as to the method of depositing Shares under the terms of the Offer. CDS and DTC will be issuing instructions to their respective participants as to the method of depositing Shares under the terms of the Offer.

Imperial Savings Plan Participants

Employee and retiree participants in the Company Savings Plan (the “Savings Plan”) who beneficially own Shares under the Savings Plan and who wish to have the Savings Plan administrator tender such Shares should complete the election form available on the participant’s online Savings Plan member website in accordance with the election instructions included with the letter furnished to such participants. The administrator of the Savings Plan will tabulate the results of all such Savings Plan elections and will, or will cause the Savings Plan custodian to, deposit to the Offer one or more Letters of Transmittal reflecting the participants’ elections. The participants in the Savings Plan may not use the Letter of Transmittal to direct the tender of the Savings Plan Shares, but must use the separate election form for participants in the Savings Plan. Savings Plan participants are urged to read the separate election form, the election instructions and related materials carefully. Any Savings Plan Shares tendered but not purchased will be retained in the participant’s Savings Plan account.

Participants in the Savings Plan should carefully consider the income tax consequences of having Shares in the Savings Plan purchased under the Offer, which consequences may differ from those that other Shareholders may realize and which consequences may further differ depending upon the Savings Plan account from which such Shares are tendered.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the DRIP position or the share certificate deposited therewith, and payment is to be made directly to such registered holder, or (b) shares are deposited for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See the appropriate instructions in the Letter of Transmittal.

If a certificate or DRIP position representing Shares is registered in the name of a Person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or DRIP positions representing Shares not purchased are to be issued, to a Person other than the registered holder, the certificate or DRIP position must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate or DRIP position with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.

Book-Entry Transfer Procedures

An account with respect to the Shares will be established at CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through CDSX by causing CDS to transfer such Shares into the Depositary’s account in accordance with CDS’s procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its Toronto, Ontario office address set forth on the back-cover page of this Offer to Purchase and Circular prior to the Expiration Date. Shareholders, through their respective CDS Participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Shareholders who have an account maintained by DTC may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a book-entry confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office specified in the Letter of Transmittal prior to the Expiration Date of the Offer. If necessary, the Depositary will establish an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its office specified in the Letter of Transmittal prior to the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

Method of Delivery

The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of such share certificate representing Shares by the Depositary.

Lost or Stolen Certificates

If any certificate representing Shares has been lost or destroyed, the Shareholder should promptly notify the Transfer Agent at the phone number or address set forth on the back cover page of this document. The Shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances, a longer period of time may be needed to complete a tender of Shares. Shareholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Shares pursuant to the Offer and cannot deliver certificates for such Shares, or the book-entry transfer procedures described above cannot be completed, prior to the Expiration Date, or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be deposited if all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution, except for any tender by the administrator of the Savings Plan;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at its Toronto office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)

the share certificates for all Shares proposed to be taken up in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or, in the case of a book-entry transfer, a Book-Entry Confirmation through CDSX (in the case of Shares held in CDS) or an Agent’s Message (in the case of Shares held in DTC), and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Calgary time) on or before the second trading day on the TSX after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by electronic mail transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the share certificates for all Shares proposed to be taken up in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or Book-Entry Confirmation in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a Person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Return of Unpurchased Shares

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

In the case of Shares tendered through book-entry transfer into the Depositary’s account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of tenders to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Imperial reserves the absolute right to reject any deposits of Shares determined by it not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Imperial also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the deposit of any particular Shares, and Imperial’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No individual deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as Imperial shall determine. None of Imperial, the Depositary, the Dealer Manager nor any other Person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

Under no circumstances will interest be paid by the Company or the Depositary by reason of any delay in making payment to any Person using the guaranteed delivery procedures, including without limitation any delay arising because the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made until after the date the payment for the Deposited Shares taken up pursuant to the Offer is to be made by the Company.

Formation of Agreement

The proper deposit of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer. Such agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Prohibition on “Short” Tenders

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a Person acting alone or in concert with others, directly or indirectly, to tender shares for such Person’s own account unless at the time of tender and at the Expiration Date such Person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another Person. A tender of shares made pursuant to any method of delivery set forth in the Circular will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Further Assurances

Each Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of Imperial, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of any Shares proposed to be taken up by the Company. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

6.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (a) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the Company has taken up the Shares deposited pursuant to the Offer before the date of the notice of change or variation, (ii) the variation consists solely of an increase in the consideration offered for those Shares pursuant to the Offer where the time for deposit is not extended for greater than ten (10) days, or (iii) the variation consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 8, “Extension and Variation of the Offer”; or (c) at any time if the Shares have been taken up but not paid for by the Company within three (3) Business Days of being taken up.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of deposit of the relevant Shares. Any such notice of withdrawal must be signed by or on behalf of the Person who signed the Letter of Transmittal or Notice of Guaranteed Delivery in respect of the Shares being withdrawn or, in the case of shares tendered by a CDS Participant through CDSX, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or, in the case of Shares tendered by a DTC participant, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, and must specify the name of the Person who deposited the shares to be withdrawn, the name of the registered holder, if different from that of the Person who deposited such shares, and the number of shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”), except in the case of shares deposited by an Eligible Institution. A withdrawal of Shares deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a written or printed copy of a properly completed and executed notice of withdrawal.

A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS or DTC should contact these depositaries with respect to the withdrawal of Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Dealer Manager or any other Person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn shares may be redeposited prior to the Expiration Date by again following the procedures described in the Offer to Purchase, “Procedure for Depositing Shares”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all Deposited Shares, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section.

7.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or, subject to any applicable rules or regulations, to pay for any Shares deposited, and may terminate, cancel or amend the Offer or may postpone the payment for Shares deposited, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company’s sole judgment, acting reasonably, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)

there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other Person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Shares, or the business, income, assets, liabilities, condition or position (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company or otherwise make it inadvisable to proceed with the Offer;

(b)

there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might impair the contemplated benefits of the Offer to the Company;

(c)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any significant change, in the sole judgment of the Company, acting reasonably, in the market price of the Shares since the close of business on May 2, 2022 (including, without limitation, a decrease in excess of 10% of the market price of the Shares on the TSX or the NYSE American since the close of business on May 2, 2022), (vi) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Company’s or its subsidiaries’, taken as a whole, business, operations or prospects or the trading in, or value of, the Shares, including but not limited to any such changes relating to the evolving COVID-19 novel coronavirus pandemic and health crisis and governmental and regulatory actions taken in response thereto, or (vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on May 2, 2022; (viii) any material change in the short-term or long-term interest rates in Canada or the United States; or (ix) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

(d)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have, individually or in the aggregate, material adverse effect with respect to the Company and its subsidiaries taken as a whole;

(e)

any take-over bid or tender or exchange offer with respect to some or all of the securities of Imperial, or any merger, amalgamation, arrangement, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving Imperial or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)

the Company shall have determined, in its sole judgment, acting reasonably, that the Purchase Price for a Share exceeds the fair market value of such Share at the time of the acquisition of such Share by the Company pursuant to the Offer, determined without reference to the Offer;

(g)

the Company shall have concluded, in its sole judgment, acting reasonably, that the Offer or the take up and payment for any or all of the Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions under applicable securities legislation, including exemptions from proportionate take up and related disclosure requirements and from the obligation to take up Shares in the event that the Offer is extended in certain circumstances applied for by the Company from the securities regulatory authorities in Canada and the SEC, are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate courts or securities regulatory authorities in respect of the Offer, including the Securities Regulatory Relief, or such exemptions or waivers are rescinded or modified in a manner that is not in form and substance satisfactory to the Company;

(h)

any changes shall have occurred or been proposed to the Tax Act or the Code, to the publicly available administrative policies or assessing practices of the CRA or the IRS or to relevant tax jurisprudence that, in the sole judgment of the Company are detrimental to Imperial or its affiliates taken as a whole or any one or more Shareholders, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(i)	the completion of the Offer subjects the Company to any material tax liability;

(j)	RBC Capital Markets shall have withdrawn or amended the Liquidity Opinion provided by it in connection with the

Offer;

(k)

the Company reasonably determines that the completion of the Offer and the purchase of the Shares may (i) cause the Shares to be delisted from the TSX or lose unlisted trading privileges on the NYSE American, or to be eligible for deregistration under the Exchange Act; or (ii) constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act;

(l)	no Auction Tenders or Purchase Price Tenders will have been made pursuant to the Offer;

(m)

Standard & Poor’s Global Ratings or DBRS Limited shall have downgraded or withdrawn, or shall have indicated to the Company that it is considering downgrading or withdrawing, the applicable rating accorded to the Company’s securities; or

(n)

there will have occurred a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in the Company’s reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time, provided that the conditions listed in clause (k) above are not waivable by the Company. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 7 shall be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer by Imperial shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. Imperial, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, NYSE American and the applicable Canadian securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depositary will return all certificates or DRIP positions for Deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

8.	EXTENSION AND VARIATION OF THE OFFER

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 7 of this Offer to Purchase. “Certain Conditions of the Offer” shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 12 of this Offer to Purchase, “Notice”. Promptly after giving notice of an extension or variation to the Depositary, but, in the case of an extension, no later than 9:00 a.m. (Calgary time) on the next Business Day following the last previously scheduled or announced Expiration Date, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX, NYSE American and the applicable Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Shares may be deposited pursuant to the Offer shall not expire before ten Business Days (except for any variation increasing or decreasing the percentage of Shares to be purchased, the consideration provided for under the Offer or fees payable to the Dealer Manager of the Offer or any soliciting dealer, in which case the Offer shall not expire before ten Business Days) after the notice of variation has been given to holders of Shares, unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 6 of this Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 7 of this Offer to Purchase, “Certain Conditions of the Offer”.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will extend the time during which the Offer is open to the extent required under applicable Canadian and United States securities legislation.

In order to facilitate the availability of Proportionate Tenders pursuant to the Offer, Imperial has obtained the Extension Relief to permit Imperial to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by Imperial, without first taking up Shares which have been deposited (and not withdrawn) before the Offer was previously scheduled to expire. Accordingly, in the event that Imperial elects to extend the Offer, Imperial will not take up or pay for any Shares until the expiry of such extension.

The Company also expressly reserves the right, in its sole discretion, (a) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 7 of this Offer to Purchase, “Certain Conditions of the Offer”, and/or (b) at any time or from time to time, to vary the Offer in any respect, including increasing or decreasing the aggregate purchase price for Shares that the Company may purchase or the range of prices it may pay pursuant to the Offer, subject to compliance with applicable Canadian and United States securities legislation.

Any such extension, delay, termination or variation will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a widely circulated news wire service.

9.	TAKING UP AND PAYMENT FOR DEPOSITED SHARES

Upon the terms and provisions of the Offer (including proration) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Shares properly deposited and not withdrawn under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date, but in any event not later than ten days after the Expiration Date, provided that the conditions of the Offer (as the same may be varied) have been satisfied or waived. Any Shares taken up will be paid for as soon as reasonably practicable, but in any event no later than three (3) Business Days after they are taken up in accordance with applicable Canadian securities laws.

For the purpose of the Offer, the Company will be deemed to have taken up and accepted for payment validly tendered Shares having an aggregate Purchase Price not exceeding $2,500,000,000 if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Company reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares upon the occurrence of any of the conditions specified in Section 7 of this Offer to Purchase by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law or as permitted pursuant to the Extension Relief.

In the event of proration of Shares deposited pursuant to the Auction Tenders and Purchase Price Tenders, the Company will determine the proration factor and pay for those Deposited Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately three (3) Business Days after the Expiration Date.

Certificates for all Shares not purchased, including Shares not purchased due to proration and Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, will be returned (in the case of certificates representing Shares all of which are not purchased), or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder. DRIP positions not purchased, including DRIP positions not purchased due to proration and DRIP positions deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, will be returned to the DRIP account as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder.

The Company will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price of the Shares purchased by the Company, regardless of any delay in making such payment or otherwise.

Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. Imperial will pay all fees and expenses of the Dealer Managers (in their capacity as such) and the Depositary in connection with the Offer.

The Depositary will act as agent of Persons who have properly deposited Shares under the Offer and have not properly withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such Persons. Receipt by the Depositary from Imperial of payment for such Shares will be deemed to constitute receipt of payment by Persons depositing Shares. Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price to any Person depositing Shares regardless of any delay in making payment, including any delay in making payment to any Person using the guaranteed delivery procedures.

Unless a Shareholder elects to be paid by wire transfer, the settlement with each Shareholder who has deposited Shares under the Offer will be effected by the Depositary by forwarding a cheque, representing the cash payment (subject to applicable withholding taxes, if any) for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the Person as specified by properly completing the appropriate box in the Letter of Transmittal. Unless the depositing Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the depositing Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Payments will be made net of any applicable withholding taxes. Alternatively, a Shareholder may request that the payment for such Shareholder’s Shares taken up under the Offer be paid by wire payment by properly completing the appropriate box in the Letter of Transmittal. Wire payments will be made net of applicable banking fees.

All Shares purchased by the Company pursuant to the Offer will be cancelled.

10.	PAYMENT IN THE EVENT OF MAIL SERVICE INTERRUPTION

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. Imperial will provide notice, in accordance with Section 12 of this Offer to Purchase, of any determination not to mail under this Section 10 as soon as reasonably practicable after such determination is made.

11.	LIENS AND DIVIDENDS

Shares acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution whether or not such Shareholder deposits Shares pursuant to the Offer.

12.	NOTICE

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in The Globe and Mail or the National Post and in a French language daily newspaper of general circulation in the Province of Québec and in The Wall Street Journal.

13.	OTHER TERMS

No broker, dealer or other Person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.

It is a term of the Offer that for the purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each Share shall be an amount equal to the closing trading price for the Shares on the TSX on the Expiration Date. The Company will publicly announce the specified amount when the Company announces the Purchase Price as promptly as practicable following the Expiration Date.

Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 13 of the Circular, “Income Tax Considerations”.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

The Company, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares. The Offer is not being made to, and deposits of Shares will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Imperial may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

Imperial has applied for the Securities Regulatory Relief in order to facilitate the availability of Proportionate Tenders pursuant to the Offer and to permit the Company to extend the Offer without first taking up validly deposited Shares in certain circumstances.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian provincial securities legislation applicable to Imperial with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer.

Imperial has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in the Circular under Section 1 “Imperial Oil Limited – Additional Information” with respect to information concerning the Company. In any U.S. jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company’s behalf by RBC Capital Markets, LLC, or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

DATED this 6th day of May, 2022, at

Calgary, Alberta.

Imperial Oil Limited

By:	/s/ Bradley W. Corson

Bradley W. Corson
Chairman, President and Chief Executive Officer

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the Offer by Imperial to purchase for cancellation a number of Shares for an aggregate purchase price not exceeding $2,500,000,000 at a Purchase Price of not less than $62.00 per Share and not more than $78.00 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.	IMPERIAL OIL LIMITED

Imperial Oil Limited was incorporated under the laws of Canada in 1880 and was continued under the Canada Business Corporations Act by certificate of continuance dated April 24, 1978. The head and principal office of the company is located at 505 Quarry Park Boulevard S.E., Calgary, Alberta, Canada T2C 5N1.

The Company is one of Canada’s largest integrated oil companies. It is active in all phases of the petroleum industry in Canada, including the exploration for, and production and sale of, crude oil and natural gas. In Canada, it is a major producer of crude oil, the largest petroleum refiner and a leading marketer of petroleum products and a major producer of petrochemicals. The Company also pursues lower-emission business opportunities, including carbon capture and storage and biofuels. It is also a major producer of petrochemicals. The company’s operations are conducted in three main segments: Upstream, Downstream and Chemical.

Upstream

Upstream operations include the exploration for, and production of, crude oil, natural gas, synthetic oil and bitumen. The Company’s principal operations in the upstream segment relate to three projects:

(a)

Kearl.   Kearl is a joint venture established to recover shallow deposits of oil sands using open-pit mining methods to extract the crude bitumen, which is processed through extraction and froth treatment trains. The Company holds a 70.96 percent participating interest in the joint venture and ExxonMobil Canada Properties holds the other 29.04 percent. The product, a blend of bitumen and diluent, is typically shipped to the Company’s refineries, ExxonMobil refineries and to other third parties.

During 2021, the Company’s share of Kearl’s net bitumen production was approximately 178,000 barrels per day and gross production was approximately 186,000 barrels per day.

(b)

Cold Lake.   Cold Lake is an in-situ heavy oil bitumen operation. The product, a blend of bitumen and diluent, is typically shipped to the Company’s refineries, ExxonMobil refineries and to other third parties.

During 2021, net bitumen production at Cold Lake was approximately 114,000 barrels per day and gross production was approximately 140,000 barrels per day.

(c)

Syncrude.   Syncrude is a joint venture established to recover shallow deposits of oil sands using open-pit mining methods to extract crude bitumen, and then upgrade it to produce a high-quality, light (32 degrees API), sweet, synthetic crude oil. The Company holds a 25 percent participating interest in the joint venture. The produced synthetic crude oil is typically shipped to the Company’s refineries, ExxonMobil refineries and to other third parties.

During 2021,   the Company’s share of Syncrude’s net production of synthetic crude oil was approximately 62,000 barrels per day and gross production was approximately 71,000 barrels per day.

Downstream

Downstream operations consist of:

(a)

Supply and Trading.   The Company supplements its own production of crude oil, condensate and petroleum products with substantial purchases from a number of other sources at negotiated market prices, in addition to undertaking trading activities.

(b)	Transportation. Imperial currently transports the Company’s crude oil production and third-party crude oil required to supply refineries by contracted pipelines, common carrier pipelines and rail.

(c)	Refining. The Company owns and operates three refineries, which process predominantly Canadian crude oil. The Company purchases finished products to supplement its refinery production.

(d)

Distribution.   The Company maintains a nationwide distribution system, to move petroleum products to market by pipeline, tanker, rail and road transport. The Company owns and operates fuel terminals across the country, as well as natural gas liquids and products pipelines in Alberta, Manitoba and Ontario and has interests in the capital stock of two products pipeline companies.

(e)

Marketing.   The Company markets petroleum products throughout Canada under well-known brand names, most notably Esso and Mobil, to all types of customers. Imperial supplies petroleum products to the motoring public through Esso and Mobil-branded sites and independent marketers. Imperial also sells petroleum products, including fuel, asphalt and lubricants, to large industrial and transportation customers, independent marketers, resellers, as well as other refiners. The Company serves agriculture, residential heating and commercial markets through branded fuel and lubricant resellers.

Chemical

The Company’s chemical operations manufacture and market benzene, aromatic and aliphatic solvents, plasticizer intermediates and polyethylene resin. Its petrochemical and polyethylene manufacturing operations are located in Sarnia, Ontario, adjacent to the Company’s petroleum refinery.

Additional Information

Imperial is subject to the information and reporting requirements of Canadian provincial and territorial securities laws, and the rules of the TSX, as well as information requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with securities regulatory authorities in Canada, the TSX and the SEC, relating to its business, financial condition and other matters. Shareholders may access documents on SEDAR’s website at www.sedar.com and on EDGAR’s website at www.sec.gov.

Imperial has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO.

2.	AUTHORIZED CAPITAL

The Company’s authorized share capital consists of 1,100,000,000 Shares. As at May 2, 2022, 669,143,714 Shares were issued and outstanding.

3.	PURPOSE AND EFFECT OF THE OFFER

The Board of Directors believes that the purchase of Shares by the Company is in the best interests of the Company and its Shareholders.

The Offer will allow the Company to return up to an additional $2,500,000,000 of capital to Shareholders who elect to tender their shares while at the same time increasing the Share ownership of Shareholders who elect not to tender.

As of May 2, 2022, there were 669,143,714 Shares issued and outstanding. Accordingly, the Offer is for approximately 6% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $62.00 (which is the minimum price per Share under the Offer) or approximately 4.8% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $78.00 (which is the maximum price per Share under the Offer). Assuming that the Offer is fully subscribed, the effect of the Offer would be to increase the Share ownership of each Shareholder who does not tender any Shares to the Offer by 6.4% if the Purchase Price is determined to be $62.00 (which is the minimum price per Share under the Offer) or 5% if the Purchase Price is determined to be $78.00 (which is the maximum price per Share under the Offer).

Shares acquired by the Company pursuant to the Offer will be cancelled.

Canadian securities laws prohibit the Company and its affiliates from acquiring or offering to acquire beneficial ownership of any Shares, other than pursuant to the Offer, until at least 20 Business Days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law.

Background to the Offer

Management and the Board of Directors continually evaluate the capital allocation of the Company. Consistent with the Company’s balance sheet strength, low capital requirements and strong cash generation, the Company has for a number of years implemented a share repurchase program pursuant to a normal course issuer bid through the facilities of the TSX, repurchasing over 178 million Shares for aggregate consideration of approximately $6,940 million since the Company recommenced its normal course issuer bid program in 2017. Purchases from ExxonMobil are included in this amount, as ExxonMobil was permitted to sell Shares to the Company outside of, but concurrent with, the normal course issuer bid to maintain its proportionate share ownership interest at approximately 69.6%.

The Company’s most recent normal course issuer bid commenced effective June 29, 2021, authorizing the Company to repurchase up to 35,583,671 Shares over the next twelve months. As of the end of October 2021, Imperial had repurchased 11,956,028 shares pursuant to the normal course issuer bid and concurrent purchases from ExxonMobil.

On November 12, 2021, the Company announced that it intended to accelerate its Share purchases under the normal course issuer bid, intending to repurchase the remainder of the maximum number of Shares allowed by the end of January, 2022. Imperial completed all possible purchases under the 2021 NCIB by January 31, 2022, resulting in a total of 35,583,671 Shares being repurchased and cancelled for a total consideration of approximately $1,529 million.

Also on November 12, 2021, and recognizing the Company’s priority to return cash to Shareholders, the Company also announced that it was evaluating as its next step in furtherance of that objective the potential for a substantial issuer bid or a special dividend.

At a meeting of the Board of Directors held on November 23, 2021, the Board of Directors reviewed the Company’s annual corporate and financing plan, which highlighted the strong cash position of the Company and projected cash flow across a variety of crude price scenarios. After giving consideration to, among other things, the capital requirements and financial resources of the Company, it was proposed that the Company consider repurchasing certain of its Shares pursuant to a substantial issuer bid. Following the meeting, the Board of Directors tasked management to complete further analyses and to discuss with outside advisors in order to assist the Board of Directors in making a determination regarding the feasibility and desirability of pursuing a substantial issuer bid.

At a meeting held on January 27, 2022, the Board of Directors further discussed the possibility of completing a substantial issuer bid and, in light of the interest that certain directors of the Company may have as a result of their current or prior involvement with the Principal Shareholder, the Board of Directors mandated a Special Committee composed of independent directors, namely David W. Cornhill (Chair), Krystyna T. Hoeg, Miranda C. Hubbs, Jack M. Mintz and David S. Sutherland to further explore the possibility of implementing a substantial issuer bid. Thereafter, the Special Committee further considered the proposed substantial issuer bid and whether it would be in the best interests of the Company. Among other things, the Special Committee held discussions and meetings with management of the Company. RBC Capital Markets was engaged to provide capital markets advice and a liquidity opinion in connection with the Offer.

At a meeting of the Special Committee held on April 15, 2022, the Special Committee further considered the possibility of pursuing the proposed substantial issuer bid in a discussion led by RBC Capital Markets, as financial advisor.

At a meeting of the Board of Directors held on April 28, 2022, RBC Capital Markets provided advice to the Board of Directors, including with respect to the trading liquidity of the Shares, and the Special Committee presented its unanimous recommendation to the Board of Directors to proceed with a substantial issuer bid based on certain price and size parameters and to authorize the announcement by the Company of its intention to make such a substantial issuer bid. At the same meeting, the Board of Directors, based on the unanimous recommendation of the Special Committee and after giving careful consideration to the factors set forth below, unanimously determined that substantial issuer bid was in the best interests of the Company and its Shareholders and approved the making of such a substantial issuer bid, including the terms, conditions and parameters of the Offer, and the delivery of the Circular to Imperial’s Shareholders. Thereafter, pursuant to authority delegated by the Board of Directors, the Chairman, President and Chief Executive Officer and the Senior Vice-President, Finance and Administration of the Company determined the specific price range and remaining final terms of the Offer within parameters established by the Board of Directors, and RBC Capital Markets delivered its Liquidity Opinion.

In evaluating the Offer and determining that it would be in the best interests of the Company, the Special Committee and the Board of Directors gave careful consideration to a number of factors, including, without limitation, the following:

(a)

the Offer represented an opportunity for the Company to return up to $2,500,000,000 of capital to Shareholders who elect to tender, while increasing the proportionate ownership interest of Shareholders who elect not to tender;

(b)	the deposit of Shares under the Offer is optional, the option is available to all Shareholders, and all Shareholders are free to accept or reject the Offer;

(c)	the positive impact that the purchase of Shares would have on the Company’s earnings and cash flow calculated on a per Share basis, as well as on the return on equity on the Shares;

(d)	the Offer reduces the Company’s Share count and therefore the Company’s required cash outlay at any given dividend;

(e)	the repurchase of Shares represents an attractive investment and an appropriate and desirable use of available funds;

(f)	the Company’s belief that the Offer is a prudent use of the Company’s financial resources given its balance sheet strength, low capital requirements and strong cash generation;

(g)

after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude Imperial from pursuing its foreseeable business opportunities or the future growth of the Company’s business;

(h)

the advice of the Company’s financial advisor, RBC Capital Markets, in respect of the Offer, including regarding the liquidity of the market for the Shares immediately prior to and after completion of the Offer, and the advice of RBC Capital Markets that it would be in a position to render the Liquidity Opinion upon the Company’s determination of the specific price range and remaining final terms of the Offer;

(i)

the fact that it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer (see “Liquidity of Market” below);

(j)

the stated intention of the Principal Shareholder to make a Proportionate Tender and the implications thereof, including the fact that the number of Shares to be purchased pursuant to Proportionate Tenders will be dependent upon the number of Shares to be purchased from Auction Tenders and Purchase Price Tenders; and the fact that the Proportionate Tenders will ensure that the public float is not disproportionately reduced as a result of the Offer;

(k)

the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company should they desire liquidity in quantities and at prices which may otherwise be unavailable in the market and (i) to determine the price at which they are willing to sell their Shares if such Shares are tendered pursuant to an Auction Tender or (ii) tender their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, in each case, to sell their Shares without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX or the NYSE American;

(l)

Shareholders wishing to tender Shares may do so pursuant to Auction Tenders, Purchase Price Tenders or Proportionate Tenders or by tendering a portion of Shares pursuant to Auction Tenders and another portion of Shares pursuant to Purchase Price Tenders;

(m)

the Offer provides Shareholders who are considering the sale of all or a portion of their Shares with the opportunity to sell such Shares for cash without the usual transaction costs associated with market sales;

(n)	the Offer is not conditional on any minimum number of Shares being deposited;

(o)

Shareholders who do not deposit their Shares under the Offer will realize an increase in their Share ownership in the Company to the extent that Shares are purchased by the Company pursuant to the Offer; and

(p)	the Offer provides for equal and hence fair treatment of all Shareholders.

In connection with the Board of Directors approval at the April 28, 2022 meeting, certain directors of the Company, in accordance with subsection 120(1) of the Canada Business Corporations Act, notified the Company that they may have an interest in the Offer as a result of their current or prior involvement or relationship with the Principal

Shareholder, namely Bradley W. Corson and Matthew R. Crocker. Accordingly, such directors abstained from voting on matters relating to the Offer at such meetings.

The foregoing summary of the factors considered by the Special Committee and the Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offer, the Special Committee and the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.

None of Imperial, its Special Committee or its Board of Directors, the Dealer Manager or the Depositary makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Share under the Offer. Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. See Section 13 of the Circular, “Income Tax Considerations”.

Liquidity of Market

As at May 2, 2022, there were 669,143,714 Shares issued and outstanding, of which 203,420,171 Shares comprise the Public float, which excludes Shares beneficially owned, or over which control or direction is exercised, by “related parties” of the Company (which includes our directors and senior officers and any of our subsidiaries as well as any Person that beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of the issued and outstanding Shares) and Shares that are not “freely tradeable” (each as defined in MI 61-101) (the “Public float”). The maximum number of Shares that the Company is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be $62.00 (being the minimum price per Share under the Offer), represents approximately 6% of the Shares outstanding as at May 2, 2022. If the Company purchases such maximum number of Shares, there will be approximately 628,821,134 Shares outstanding following completion of the Offer.

If the Company purchases such maximum number of Shares and none of the related parties deposit their Shares pursuant to the Offer, the Public float will comprise approximately 163,097,591 Shares. Assuming the Offer is fully subscribed, the minimum number of Shares that we are offering to purchase pursuant to the Offer represents approximately 4.8% of the Shares issued and outstanding as at May 2, 2022. If the Company purchases the minimum of 32,051,282 Shares pursuant to the Offer, and none of our related parties deposit their Shares pursuant to the Offer, the Public float will comprise approximately 171,368,889 Shares.

Imperial is relying on the “liquid market exemption” specified in MI 61-101 from the requirement to obtain a formal valuation applicable to the Offer. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

Imperial has determined that there is a liquid market in the Shares because:

(a)	there is a published market for the Shares (the TSX and NYSE American);

(b)	during the 12 months before May 2, 2022 (the last full trading day prior to the date the Offer was publicly announced):

i.

the number of issued and outstanding Shares was at all times at least 5,000,000 (excluding Shares beneficially owned, or over which control and direction was exercised, by related parties and securities that were not freely tradeable);

ii.	the aggregate trading volume of Shares on the TSX (the exchange on which the Shares were principally traded) was at least 1,000,000 Shares;

iii.	there were at least 1,000 trades in the Shares on the TSX; and

iv.	the aggregate value of the trades in the Shares on the TSX was at least $15,000,000;

(c)

the market value of the Shares on the TSX, as determined in accordance with MI 61-101, was at least $75,000,000 for April 2022 (the calendar month preceding the calendar month in which the Offer was announced).

Imperial has also obtained, on a voluntary basis, the Liquidity Opinion of RBC Capital Markets to the effect that a liquid market for the Shares existed as of May 2, 2022 and that it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the Liquidity Opinion of RBC Capital Markets is attached hereto as Schedule A and Shareholders are encouraged to read it in its entirety. The Liquidity Opinion is not a recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares.

Based on the liquid market test set out above and the Liquidity Opinion of RBC Capital Markets, the Company determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

For further information, see the tables and information included in Section 4 of the Circular, ‘‘Price Range of Shares’’, Section 5 of the Circular, ‘‘Dividend Policy’’, and Section 6 of the Circular, ‘‘Previous Purchases of Shares”.

Additional Securities Law Considerations

Imperial is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Shares are listed on the TSX. Imperial believes that the purchase of Shares pursuant to the Offer will not result in: (i) Imperial ceasing to be a reporting issuer in any jurisdiction in Canada, or (ii) the Shares being delisted from the TSX.

Imperial is a reporting issuer under the Exchange Act and the Shares are registered under Section 12(g) of the Exchange Act and have unlisted trading privileges on the NYSE American. Imperial believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Shares becoming eligible for deregistration under Section 12(g) of the Exchange Act or (ii) the Shares losing their unlisted trading privileges on the NYSE American. The Offer is conditioned upon, among other things, the Company having determined that the consummation of the Offer is not reasonably likely to cause the Shares to lose their unlisted trading privileges on the NYSE American or to be eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

4.	PRICE RANGE OF SHARES

The Shares are listed on the TSX under the symbol “IMO” and on NYSE American under the symbol “IMO”. The following tables set forth the reported high and low prices per Share and total trading volume of Shares as reported by the TSX and by the NYSE American for the periods indicated:

TSX
Month	High ($)	Low ($)	Total Volume (#)
2022
May 1 to 2	65.32	62.16	1,466,767
April	66.27	57.73	23,832,501
March	60.92	52.28	49,174,414
February	57.72	51.47	27,968,151
January	53.65	46.30	32,521,564
2021
December	45.94	41.04	29,289,313
November	45.47	40.96	34,803,995
October	45.49	40.01	24,320,821
September	40.39	32.98	30,892,599
August	35.59	30.64	26,531,020
July	38.73	32.87	24,054,506

TSX
Month	High ($)	Low ($)	Total Volume (#)
June	42.36	37.21	49,643,791
May	40.99	35.53	42,100,308

NYSE American
Month	High (US$)	Low (US$)	Total Volume (#)
2022
May 1 to 2	50.73	48.21	1,298,158
April	52.54	45.18	11,981,569
March	48.84	40.80	13,937,933
February	45.33	40.50	9,006,546
January	42.48	36.19	10,190,750
2021
December	36.70	31.71	6,508,887
November	36.21	32.28	9,037,174
October	36.80	31.66	10,951,149
September	31.83	26.05	8,315,527
August	28.44	23.94	7,762,678
July	31.65	25.75	12,059,152
June	35.20	30.04	13,943,462
May	33.54	29.11	17,800,315

On April 28, 2022, the last full trading day prior to the date of the public announcement by Imperial of its intention to make the Offer, the closing price of the Shares on the TSX was $64.12 and US$50.08 on the NYSE American.

Shareholders are urged to obtain current market quotations for the Shares.

5.	DIVIDEND POLICY

Date Paid	Dividend per Share ($)
April 1, 2022	0.34
January 1, 2022	0.27
October 1, 2021	0.27
July 1, 2021	0.27
April 1, 2021	0.22
January 1, 2021	0.22
October 1, 2020	0.22
July 1, 2020	0.22
April 1, 2020	0.22
January 1, 2020	0.22

On April 29, 2022, Imperial declared a quarterly dividend of $0.34 per Share on the outstanding Shares of the Company, payable on July 1, 2022 to shareholders of record at the close of business June 2, 2022.

The Board of Directors has determined that each of the foregoing quarterly dividends was, at the time of declaration, appropriate based on the Company’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and upon other relevant factors. The payment of each future quarterly dividend remains subject to the declaration of such dividend by the Board of Directors. The actual amount, the declaration date, the record date and the payment date of each quarterly dividend are subject to the discretion of the Board of Directors.

6.	PREVIOUS PURCHASES OF SHARES

Except for the purchase of Shares pursuant to the Company’s normal course issuer bids described below, no securities of the Company have been purchased by the Company during the 12 months preceding the date of the Offer.

On June 23, 2020, the Company announced the introduction of a limited normal course issuer bid to repurchase for cancellation up to 50,000 Shares over the 12-month period commencing on June 29, 2020 and ending no later than June 28, 2021. This maximum amount included Shares purchased both under the normal course issuer bid and from ExxonMobil concurrent with, but outside of the normal course issuer bid. The normal course issuer bid was intended to be used primarily to eliminate dilution from Shares issued in conjunction with Imperial’s restricted stock unit (“RSU”) plan. In 2002, Imperial introduced a RSU plan pursuant to which Shares may be issued upon vesting, and such issuances could dilute the percentage ownership levels of Shareholders. Imperial intended the normal course issuer bid to repurchase Shares in the market to reduce or eliminate such a dilution.

On April 30, 2021, the Company announced an amendment to this normal course issuer bid to increase the number of Shares that may be purchased to 29,363,070 Shares during the period ending no later than June 28, 2021. On June 28, 2021, Imperial completed all possible purchases under its normal course issuer bid that commenced on June 29, 2020, for a total consideration of approximately $1,166 million.

From June 29, 2020 to June 28, 2021, being the day on which the last Shares were purchased under the normal course issuer bid, the Company purchased for cancellation an aggregate of 29,363,070 Shares for a total consideration of approximately $1,166 million. All such purchases were completed through the facilities of the TSX and other applicable marketplaces in Canada pursuant to the normal course issuer bid announced on June 23, 2020 and from ExxonMobil concurrent with, but outside of, the normal course issuer bid. The purchases under the normal course issuer bid were completed at the prevailing market price at the time of each purchase and, including purchases from ExxonMobil, ranged from a daily average price per Share of $24.34 to $41.81, with an average price per Share of $39.71.

On June 23, 2021, the Company announced the renewal of its normal course issuer bid to repurchase for cancellation up to 35,583,671 of its Shares over the 12-month period commencing on June 29, 2021 and ending no later than June 28, 2022. This maximum amount includes shares purchased both under the normal course issuer bid and from ExxonMobil concurrent with, but outside of the normal course issuer bid. Imperial completed all possible purchases under the 2021 NCIB by January 31, 2022, resulting in a total of 35,583,671 Shares being repurchased and cancelled for a total consideration of approximately $1,529 million.

From June 29, 2021 to April 28, 2022, being the last full trading day prior to the date of announcement of the Company’s intention to make the Offer, the Company purchased for cancellation an aggregate of 35,583,671 Shares for a total consideration of approximately $1,529 million. All such purchases were completed through the facilities of the TSX and other applicable marketplaces in Canada pursuant to the normal course issuer bid announced on June 23, 2021 and from ExxonMobil concurrent with, but outside of, the normal course issuer bid. The purchases under the normal course issuer bid were completed at the prevailing market price at the time of each purchase and, including purchases from ExxonMobil, ranged from a daily average price per Share of $31.36 to $52.55, with an average price per Share of $42.97.

7.	PREVIOUS SALES OF SECURITIES

Except as described under “Previous Distributions of Shares” below, during the 12 months preceding the date of the Offer, no securities of Imperial were sold by the Company.

8.	PREVIOUS DISTRIBUTIONS OF SHARES

The following table sets out the number of Shares that were issued by our company on an annual basis for the five years preceding the date of the Offer upon the vesting of RSUs, in each case, which were granted under our company’s long-term incentive programs:

Year of Distribution	Shares Issued on Exercise/Settlement (#)	Average Price per Issued Share ($)	Aggregate Value ($)
2022 (through May 6)	0	0	0
2021	6,725	45.20	303,970
2020	6,975	24.34	169,772
2019	650	34.58	22,477
2018	2,125	34.06	72,378
2017	1,750	38.80	67,900

In addition, over the 12 months ended May 2, 2022, the number of RSUs granted was 680,720.

See Section 3 of this Circular, “Purpose and Effect of the Offer”.

9.	INTEREST OF DIRECTORS AND OFFICERS

Interest of Directors and Officers

Except as set forth in the Offer, neither the Company nor, to its knowledge, any of its officers or directors, are a party to any contract, arrangement or understanding, formal or informal, with any Shareholder relating, directly or indirectly, to the Offer or with any other Person or company with respect to any securities in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Company and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

Except as set forth in the Offer, neither the Company nor, to its knowledge, any of its officers or directors have current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Company, such as a “going private transaction”, a merger, a reorganization, the sale or transfer of a material amount of the Company’s assets or the assets of any of the Company’s subsidiaries (although Imperial from time to time may consider various acquisition or divestiture opportunities), any material change in the Company’s present Board of Directors or management, any material change in the Company’s indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Articles, or actions that could cause the Shares to be delisted from the TSX or lose unlisted trading privileges on the NYSE American, or to become eligible for termination of registration under the Exchange Act or any actions similar to any of the foregoing.

Ownership of Imperial’s Securities

To the knowledge of the Company, after reasonable inquiry, the following tables indicate, as at April 29, 2022, the number of securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of the Company, and, after reasonable inquiry, each insider of the Company (other than directors and officers) and their respective associates and affiliates, and each associate or affiliate of the Company or Person or company acting jointly or in concert with the Company in connection with the Offer.

		Shares		RSUs		DSUs
Name	Relationship with the Company	Number of Shares	Percentage of Outstanding Shares	Number of RSUs	Percentage of Outstanding RSUs	Number of DSUs	Percentage of Outstanding DSUs

Bradley W. Corson	Chairman, President and Chief Executive Officer	-	-	234,600	5.9%	-	-

Daniel E. Lyons	Senior Vice-President, Finance and Administration and Controller	-	-	78,000	2.0%	-	-

David W. Cornhill	Director	12,500	<0.01%	14,900	0.4%	11,739	6.9%

Matthew R. Crocker	Director	-	-	-	-	-	-

Krystyna T. Hoeg	Director	-	-	17,200	0.4%	52,095	30.5%

Miranda C. Hubbs	Director	-	-	12,300	0.3%	15,104	8.8%

Jack M. Mintz	Director	1,000	<0.01%	17,200	0.4%	47,203	27.7%

David S. Sutherland	Director	55,000	<0.01%	17,200	0.4%	44,526	26.1%

Simon P. Younger	Senior Vice-President, Upstream	-	-	32,400	0.8%	-	-

Bruce A. Jolly	Assistant Controller	31,698	<0.01%	68,600	1.7%	-	-

Jonathan R. Wetmore	Vice-President, Downstream and Western Canada Fuels Manager	15,180	<0.01%	56,900	1.4%	-	-

Sherri L. Evers	Vice-President, Commercial and Corporate Development	2,794	<0.01%	28,000	0.7%	-	-

		Shares		RSUs		DSUs
Name	Relationship with the Company	Number of Shares	Percentage of Outstanding Shares	Number of RSUs	Percentage of Outstanding RSUs	Number of DSUs	Percentage of Outstanding DSUs

Kit Yee Kitty Lee	Treasurer	2,824	<0.01%	6,300	0.2%	-	-

Kristi L. Desjardins	Vice-President, Human Resources	4,159	<0.01%	7,100	0.2%	-	-

Constance D. Gemmell	Director, Corporate Tax	919	<0.01%	22,250	0.6%	-	-

Kimberly J. Haas	Vice-President, Chemicals and Sarnia Chemical Plant Manager	-	-	-	-	-	-

Ian R. Laing	Vice-President, General Counsel and Corporate Secretary	5,297	<0.01%	36,600	0.9%	-	-

Matthew K. Davie	Director and Officer of Subsidiary	2,442	<0.01%	37,800	1.0%	-	-

Christopher S. Leyerzapf	Officer of Subsidiary	781	<0.01%	3,700	0.1%	-	-

Peter C. Noble	Officer of Subsidiary	893	<0.01%	2,800	0.1%	-	-

Exxon Mobil Corporation	Shareholder	465,723,543	69.6%	-	-	-	-

	Directors of majority shareholder	-	-	-	-	-	-

Darren W. Woods	Director and officer of majority shareholder	-	-	-	-	-	-

Neil A. Chapman	Officer of majority shareholder	-	-	-	-	-	-

Kathryn A. Mikells	Officer of majority shareholder	-	-	-	-	-	-

Jack P. Williams, Jr.	Officer of majority shareholder	-	-	-	-	-	-

Leonard M. Fox	Officer of majority shareholder	-	-	-	-	-	-

Liam M. Mallon	Officer of majority shareholder	-	-	-	-	-	-

Karen T. McKee	Officer of majority shareholder	-	-	-	-	-	-

Craig S. Morford	Officer of majority shareholder	-	-	-	-	-	-

James M. Spellings, Jr.	Officer of majority shareholder	-	-	-	-	-	-

Jon M. Gibbs	Officer of majority shareholder	-	-	-	-	-	-

Darrin L. Talley	Officer of majority shareholder	-	-	-	-	-	-

As of April 29, 2022, the directors and officers of the Company set forth above, as a group, beneficially owned or exercised control or direction over an aggregate of 135,487 Shares, representing approximately 0.02% of the Shares outstanding.

Based on the Company’s records and on information provided to the Company by the Company’s directors, officers, affiliates and subsidiaries, neither the Company nor any of the Company’s directors, officers, affiliates or subsidiaries nor, to the best of the Company’s knowledge, ExxonMobil or any executive officer or director of ExxonMobil, has effected any transactions involving the Shares during the 60 days prior to April 29, 2022, except for the following transactions:

Name	Transaction Date	Number of Shares	Price per Share	Transaction Description
Bruce A. Jolly	March 1, 2022	31	$57.04	Savings plan purchase of shares (automatic and DRIP)
	March 16, 2022	33	$53.80
	April 1, 2022	10	$61.22
	April 4, 2022	184	$58.04
	April 18, 2022	27	$64.84
Jonathan R. Wetmore	March 1, 2022	31	$57.04	Savings plan purchase of shares (automatic and DRIP)
	March 16, 2022	33	$53.80
	April 1, 2022	1	$61.22
	April 4, 2022	87	$58.04
	April 18, 2022	27	$64.84
Sherri L. Evers	April 4, 2022	16	$58.04	Savings plan purchase of shares (DRIP)
Kit Yee Kitty Lee	April 4, 2022	16	$58.04	Savings plan purchase of shares (DRIP)
Kristi L. Desjardins	April 4, 2022	24	$58.04	Savings plan purchase of shares (DRIP)
Constance D. Gemmell	April 4, 2022	5	$58.04	Savings plan purchase of shares (DRIP)
Ian R. Laing	March 1, 2022	9	$57.04	Savings plan purchase of shares (automatic and DRIP)
	March 16, 2022	9	$53.80
	April 1, 2022	8	$61.22
	April 4, 2022	30	$58.04
	April 18, 2022	8	$64.84
Matthew K. Davie	April 4, 2022	14	$58.04	Savings plan purchase of shares (DRIP)
Peter C. Noble	March 1, 2022	1	$57.04	Savings plan Purchase of shares (automatic and DRIP)
	March 16, 2022	1	$53.80
	April 1, 2022	1	$61.22
	April 4, 2022	5	$58.04
	April 18, 2022	1	$64.84

10. ARRANGEMENTS CONCERNING SHARES

Acceptance of the Offer

The Principal Shareholder has advised the Company that it will make a Proportionate Tender in order to maintain its proportionate Share ownership in the Company following completion of the Offer. In making a Proportionate Tender, ExxonMobil allows other Shareholders to determine the Purchase Price and the aggregate number of Shares tendered in the Offer, thus eliminating any effect ExxonMobil could have on other Shareholders by making an Auction Tender or a Purchase Price Tender. ExxonMobil will receive the same consideration for its Shares on a per Share basis as all other Shareholders.

To the knowledge of the Company, after reasonable inquiry, none of the people named under Section 9 of the Circular “Interest of Directors and Officers – Ownership of Imperial’s Securities”, other than ExxonMobil, will be depositing any Shares pursuant to the Offer.

The intention of the Principal Shareholder, the directors and officers of the Company and their respective associates or affiliates as described above may change or, subject to compliance with applicable laws, Shares may be sold on the TSX or NYSE American during the period of the Offer depending on the change in circumstance of such parties.

Commitments to Acquire Shares

Imperial has no agreements, commitments or understandings to purchase Shares other than pursuant to the Offer and other than pursuant to the Savings Plan. To the knowledge of the Company, after reasonable inquiry, no Person or company referred to in this Circular under Section 9 of the Circular “Interest of Directors and Officers –Ownership of Imperial’s Securities” has any agreement, commitment or understanding to acquire securities of the Company.

Benefits from the Offer

Except as described or referred to in the Offer, no Person or company named under Section 9 of the Circular “Interest of Directors and Officers – Ownership of Imperial’s Securities” will receive any direct or indirect benefit from accepting or refusing to accept the Offer other than the Purchase Price for any Shares purchased by the Company in accordance with the terms of the Offer and any benefit available to any Shareholder who does or does not participate in the Offer. See Section 3 of the Circular, “Purpose and Effect of the Offer”.

Contracts, Arrangements or Understandings with Shareholders

Except as described or referred to in the Offer, there are no contracts, arrangements or understandings, formal or informal, made or proposed to be made between the Company and any holder of any securities of the Company in relation to the Offer.

11.	MATERIAL CHANGES IN THE AFFAIRS OF THE COMPANY

Except as described or referred to in the Offer or as otherwise publicly disclosed, the Company is not aware of any plans or proposals for material changes in the affairs of the Company, or of any undisclosed material changes, that have occurred since May 4, 2022, the date on which the Company’s most recent interim financial report was filed by the Company with the Canadian securities regulatory authorities, which may be accessed on SEDAR’s website at www.sedar.com and on EDGAR’s website at www.sec.gov.

In January, 2022 the Company announced its intention to market its 50 percent interest in XTO Energy Canada jointly with ExxonMobil Canada. The marketing of this interest is continuing as of the date of the circular, and a definitive decision to sell the assets has not been made. Additionally, the Company considers strategic acquisition and divestment opportunities on an ongoing basis. The Company may have proposals, letters of intent, exclusivity arrangements or other conditional commitments outstanding with respect to opportunities which may, if they proceed, be material to the Company. However, there can be no assurance that any of these discussions will result in a definitive agreement and, if they do, what the terms or timing of any acquisition, investment or disposition would be or that such acquisition, investment or disposition will be completed by the Company.

12.	PRIOR VALUATIONS AND BONA FIDE OFFERS

The Company is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

To the knowledge of the directors and officers of the Company, after reasonable inquiry, no “prior valuation” (as defined in MI 61-101) in respect of the Company has been made in the 24 months before the date hereof. No bona fide prior offer that relates to the Shares or is otherwise relevant to the Offer has been received by the Company during the 24 months preceding the date of the Offer.

13.	INCOME TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

The Company has been advised by Stikeman Elliott LLP that the following summary describes certain of the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable, as at the date hereof, to a disposition of Shares pursuant to the Offer.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, the Proposed Amendments and counsel’s understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form currently proposed. No assurances can be given that the Proposed Amendments will be enacted as currently proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is not applicable to a Shareholder: (i) that is a “financial institution”, (ii) that is a “specified financial institution”, (iii) an interest in which is a “tax shelter investment”, (iv) that reports its “Canadian tax results” in a currency other than Canadian dollars, or (v) that has entered into a “derivative forward agreement” or a “dividend rental arrangement” in respect of the Shares, as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Shares pursuant to the exercise of an employee stock option and who disposes of such Shares pursuant to the Offer. Such Shareholders should consult their own tax advisors regarding their particular circumstances.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to Canadian federal income tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

Having regard to the deemed dividend tax treatment (including Canadian withholding tax for non-residents of Canada) described below on a disposition of Shares pursuant to the Offer as opposed to capital gains (or capital loss) treatment which would generally apply to a disposition in the market, Shareholders who wish to dispose of their Shares and who are not generally exempt from Canadian federal income tax should consult their tax advisors regarding the disposition of their Shares in the market as an alternative to disposing of their Shares pursuant to the Offer, in order that capital gains (or capital loss) treatment apply on the disposition of their Shares.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of Shares must be expressed in Canadian dollars. This summary assumes that at all relevant times the Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX).

Residents of Canada

This portion of the summary is applicable to a Resident Shareholder. Generally, Shares will be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not hold the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure or concern in the nature of trade. A Resident Shareholder whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have the Shares and every other “Canadian security”, as defined in the Tax Act, owned by such Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Shareholders are advised to consult their own tax advisors to determine if this election is appropriate in their particular circumstances.

A Resident Shareholder who disposes of Shares pursuant to the Offer will be deemed to receive a taxable dividend on a separate class of shares comprising the Shares so sold equal to the excess of the amount paid by Imperial for the Shares, being the Purchase Price, over their paid-up capital for purposes of the Tax Act. Imperial estimates that on the Expiration Date the paid-up capital per Share should not exceed $1.75 for purposes of the Tax Act. As a result, Imperial expects that a Resident Shareholder who disposes of Shares under the Offer will be deemed to receive a taxable dividend. The exact quantum of the deemed dividend cannot be guaranteed.

Any dividend deemed to be received by a Resident Shareholder who is an individual will be subject to gross-up and dividend tax credit rules applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit with respect to eligible dividend, if applicable. There may be limitations on the ability of a corporation to designate dividends as eligible dividends. Imperial intends to designate the maximum amount, as permitted without creating taxes for Imperial under the Tax Act, of the deemed dividend as an eligible dividend.

Subject to the application of subsection 55(2) of the Tax Act, as described below, any dividend deemed to be received by a Resident Shareholder that is a corporation will be included in computing such Resident Shareholder’s income as a dividend, and will ordinarily be deductible in computing its taxable income subject also to all other limitations under the Tax Act. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay tax under Part IV of the Tax Act at a rate of 38 1/3% of the amount of the deemed dividend. This additional tax may be refundable in certain circumstances.

Under subsection 55(2) of the Tax Act, a Resident Shareholder that is a corporation may be required to treat all or a portion of any deemed dividend that is deductible in computing taxable income as proceeds of disposition of capital property and not as a dividend where the Resident Shareholder would have realized a capital gain if it disposed of any Share at fair market value immediately before the disposition of Shares to Imperial, the disposition to Imperial resulted in a significant reduction in such capital gain and the dividend exceeds the “safe income” in respect of the particular Share that could reasonably be considered to contribute to such capital gain. Subsection 55(2) of the Tax Act does not apply to the portion of the taxable dividend subject to tax under Part IV of the Tax Act that is not refunded under the circumstances specified in subsection 55(2) of the Tax Act. The application of subsection 55(2) of the Tax Act involves a number of factual considerations that will differ for each Resident Shareholder and a Resident Shareholder to whom it may be relevant is urged to consult its own tax advisors concerning its application having regard to its particular circumstances.

The amount paid by Imperial under the Offer for the Shares less any amount deemed to be received by the Resident Shareholder as a dividend (after the application of subsection 55(2) of the Tax Act, if applicable, in the case of a corporate Resident Shareholder) will be treated as proceeds of disposition of the Shares. The Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Shares equal to the amount by which the Resident Shareholder’s proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Shares sold to Imperial pursuant to the Offer.

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a “Taxable capital gain”) realized by it in that year. A Resident Shareholder must generally deduct one-half of the amount of any capital loss (an “Allowable capital loss”) realized in a taxation year from Taxable capital gains realized by the Resident Shareholder in that year, and any excess may generally be applied to reduce Taxable capital gains realized by the Resident Shareholder in the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances specified in the Tax Act.

The amount of a capital loss realized on the disposition of a Share by a Resident Shareholder that is a corporation should, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares (including any dividends deemed to be received as a result of the disposition of Shares to Imperial under the Offer). Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

A Resident Shareholder who is an individual (other than a trust) and has realized a capital loss on the disposition of Shares pursuant to the Offer could have all or a portion of that loss denied under the “superficial loss” rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a Person affiliated with such Resident Shareholder has acquired Shares in the period beginning 30 days before the disposition of Shares pursuant to the Offer and ending 30 days after the disposition of Shares pursuant to the Offer, and such acquired Shares are owned by such Resident Shareholder or by a Person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders are urged to consult their own tax advisors with respect to the “superficial loss” rules.

A Resident Shareholder that is a corporation or trust and has realized a capital loss on the disposition of Shares pursuant to the Offer could have all or a portion of that loss denied under the “stop-loss” rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a Person affiliated with such Resident Shareholder has acquired Shares in the period beginning 30 days before the disposition of Shares pursuant to the Offer and ending 30 days after the disposition of Shares pursuant to the Offer, and such acquired Shares are owned by such Resident Shareholder or by a Person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders are urged to consult their own tax advisors with respect to the “stop-loss” rules.

A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year may be liable to pay an additional tax on its “aggregate investment income” for the year, which is defined to include an amount in respect of Taxable capital gains. This additional tax may be refundable in certain circumstances.

A Resident Shareholder who is an individual or a trust (other than certain specified trusts), who realizes a capital gain or who is deemed to receive a dividend on the disposition of Shares pursuant to the Offer may be subject to alternative minimum tax under the Tax Act. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

Non-Residents of Canada

This portion of the summary is applicable to a Non-Resident Shareholder.

A Non-Resident Shareholder who disposes of Shares pursuant to the Offer will be deemed to receive a dividend equal to the excess of the amount paid by Imperial for the Shares, being the Purchase Price, over their paid-up capital for Canadian income tax purposes. As a result, Imperial expects that Non-Resident Shareholders who disposes of Shares under the Offer will be deemed to receive a dividend. Imperial estimates that on the Expiration Date the paid-up capital per Share should not exceed $1.75 for purposes of the Tax Act. The exact quantum of the deemed dividend cannot be guaranteed. Any such dividend will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable Canadian tax treaty.

A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of a Share pursuant to the Offer.

In view of the deemed dividend tax treatment described above on a sale of Shares pursuant to this Offer and the resulting Canadian withholding tax, Non-Resident Shareholders should consult their own tax advisors regarding selling their Shares in the market as an alternative to selling Shares pursuant to the Offer.

Certain United States Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax consequences of the Offer to Shareholders whose securities are properly tendered and accepted for payment pursuant to the Offer. Those Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

This discussion is based upon the provisions of the Code, existing final and temporary regulations promulgated thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below.

This discussion applies only to U.S. Holders (as defined below) of the Company’s Shares that own the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment), and does not comment on all aspects of U.S. federal income taxation that may be important to certain Shareholders in light of their particular circumstances, such as Shareholders subject to special tax rules (e.g., banks and other financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, personal holding companies, “S” corporations, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, Persons that own 10% or more of the Company’s voting stock, Persons who are subject to alternative minimum tax, Persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, Persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, or Persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a Shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of participating in the Offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. Persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

Characterization of the Purchase — Distribution vs. Sale Treatment

The purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. The purchase will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests — Determination of Sale or Distribution Treatment

The purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the U.S. Holder’s equity interest in the Company;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in the Company; or

•	the receipt of cash by the U.S. Holder is “not essentially equivalent to a dividend”.

These tests are described more fully below.

For purposes of the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a U.S. Holder is treated as owning not only stock of the Company actually owned by such holder but also stock of the Company actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own stock of the Company owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest or (in the case of a U.S. Holder that is itself an entity) which have an interest in the U.S Holder, as well as certain stock of the Company which the U.S. Holder has an option to acquire or can acquire by exchange of a convertible security. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interest in the Company for purposes of the Section 302 tests, if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company. In applying the “complete redemption” test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U. S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U. S. Holders wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

In general, the purchase of a U.S. Holder’s Shares pursuant to the Offer will be “substantially disproportionate” as to a U.S. Holder for purposes of the Section 302 tests if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

The purchase of a U.S. Holder’s Shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” for purposes of the Section 302 tests if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in the Company, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a Shareholder whose relative stock interest in a publicly held corporation is minimal after taking into account the constructive ownership rules of Section 318 of the Code, and who exercises no control over corporate affairs should constitute a “meaningful reduction”. U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from the Company are “not essentially equivalent to a dividend” should consult their tax advisors to determine the possibility of satisfying this test.

The Company cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment.

Each U.S. Holder should be aware that because proration may occur in the Offer, even if all of the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such Shares may be purchased by the Company. Also, a tendering U.S. Holder may not be able to satisfy one of the Section 302 Tests because of contemporaneous acquisitions of shares by such U.S. Holder or a related party whose shares are attributed to such U.S. Holder. Consequently, the Company cannot provide assurances that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

Treatment of a Distribution in Respect of Shares.

Subject to the PFIC rules discussed below, if a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares. The tax basis of the Shares that a U.S. Holder sells pursuant to the Offer will be added to the tax basis of such holder’s remaining Shares. To the extent of the Company’s current and accumulated earnings and profits allocated to the U.S. Holder’s Shares, as determined under U.S. federal income tax principles, this distribution generally will be treated as a dividend. Such a dividend would be includible in the U.S. Holder’s gross income as ordinary income without reduction for the tax basis of the Shares exchanged, and no current loss would be recognized.

Non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% with respect to any such dividend income, provided that (1) the shares are readily tradable on an established securities market in the United States or the Company is eligible for benefits under a comprehensive United States income tax treaty which the IRS has approved for these purposes, (2) the Company is not a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year, (3) such U.S. Holder satisfies a holding period requirement and (4) such U.S. Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. The Company believes that the shares are readily tradable on an established securities market in the United States.

A dividend received by a corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

Amounts treated as a dividend will be treated as foreign source income for U.S. federal income tax purposes. Subject to various limitations, a U.S. Holder may elect to claim a foreign tax credit against its United States federal income tax liability for Canadian income tax paid with respect to any such dividend income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any amount treated as a dividend will generally be categorized as “passive category income” for United States foreign tax credit purposes. U.S. Holders who do not elect to claim the foreign tax credit may instead claim a deduction for Canadian income tax paid, but only for a year in which the U.S. Holder elects to do so with respect to all foreign income taxes. A deduction does not reduce the United States tax on a dollar-for-dollar basis like a tax credit. The deduction, however, is not subject to the same limitations applicable to foreign tax credits. The rules relating to the foreign tax credit determination are complex. Accordingly, U.S. Holders should consult their own tax advisors to determine whether and to what extent they may be entitled to the credit.

Distributions in excess of the Company’s current and accumulated earnings and profits allocated to the U.S. Holder’s Shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Shares for more than one year. See, however, the discussion of the PFIC rules below, which could materially alter this treatment.

The Company does not maintain and will not report calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should consult their tax advisors as to whether all or any part of the payment received from the Company should be treated as a dividend.

Treatment of a Sale of Shares

Subject to the PFIC rules discussed below, a U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Shares purchased by the Company pursuant to the Offer and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s adjusted tax basis in such Shares. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of the Company’s purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. However, if a U.S. Holder is eligible for the benefits of the tax treaty between the United States and Canada, the U.S. Holder may be entitled to elect to treat the portion of any such gain that is subject to Canadian tax as foreign source income for foreign tax credit purposes. If a U.S. Holder is not able to make such election, it will generally not be able to credit any Canadian tax imposed on the sale of Shares unless such credit can be applied (subject to applicable limitations) against tax due on other foreign source income.

Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations

(including the “wash sale” rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Medicare Surtax

U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will also be required to pay (in addition to U.S. federal income tax) a 3.8% Medicare surtax on net investment income, including dividends and gains from the sale or other taxable disposition of the Shares. U.S. Holders are urged to consult their tax advisers regarding whether the Medicare surtax will apply to them.

Reporting Requirement for Significant Holders

A U.S. Holder that is considered a “significant holder” within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges Shares for cash pursuant to the Offer may be required to comply with the reporting requirements of such regulation.

Passive Foreign Investment Company

Generally, a PFIC is a non-U.S. corporation that, in any tax year, receives passive income in an amount equal to 75% or more of its gross income or holds assets for the production of passive income representing 50% or more of the average quarterly value of its assets determined, broadly speaking, on a consolidated basis with its subsidiaries. A company’s status as a PFIC must be determined every year based on the income, assets and operations of the company for that year. Because this is a factual determination that must be made annually, no assurance can be provided that the Company will not be a PFIC in the current taxable year or that it was never a PFIC in a prior taxable year. However, based on its current and projected assets and income, the Company expects that it will not be a PFIC for its current taxable year, although there is no assurance that this will in fact be the case.

If the Company is treated as a PFIC in any year in which a U.S. Holder has held its Shares, certain adverse consequences could apply to payments made with respect to the Offer, including (1) that gain on the disposition of Shares could be treated as ordinary income and subject to additional tax in the nature of interest, (2) amounts treated as distributions on the Shares may fail to qualify for the preferential rates of taxation and (3) additional reporting requirements may apply to U.S. Holders. U.S. Holders should consult with their tax advisors as to the effect of these rules on their tender of Shares pursuant to the Offer.

Backup Withholding and Information Reporting

The sale by a U.S. Holder of Shares pursuant to the Offer may be subject to information reporting requirements. Additionally, backup withholding may apply to the purchase price for Shares paid pursuant to the Offer to a non-corporate U.S. holder that fails to provide an accurate taxpayer identification number, is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns, or, in certain circumstances, fails to comply with applicable certification requirements. A U.S. Holder generally may obtain a refund of amounts withheld under the backup withholding rules that exceed the U.S. Holder’s income tax liability by filing a refund claim with the IRS.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.	LEGAL MATTERS AND REGULATORY APPROVALS

Imperial is not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by the Company’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition of Shares by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. Imperial cannot predict whether it may determine that it must delay the acceptance for payment of Shares deposited pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business.

The Company is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

In order to facilitate the availability of Proportionate Tenders pursuant to the Offer and to permit the Company to extend the Offer without first taking up validly deposited Shares in certain circumstances, the Company has applied for the Securities Regulatory Relief. Accordingly, if the Securities Regulatory Relief is granted, in the event that Imperial elects to extend the Offer, Imperial will not take up or pay for any Shares until the expiry of such extension.

15.	SOURCE OF FUNDS

The Company expects to fund the purchase of Shares pursuant to the Offer, including all related fees and expenses, with available cash on hand.

16.	DEALER MANAGER

RBC Capital Markets has been retained to serve as Dealer Manager in connection with the Offer. The Dealer Manager may communicate with investment dealers, stock brokers, commercial banks, trust companies and dealers with respect to the Offer. RBC Capital Markets has also been retained as financial advisor in connection with the Offer and to provide a liquidity opinion.

The Dealer Manager and its affiliates has provided, and may in the future provide, various investment banking, commercial banking and other services to us for which it has received, or we expect it will receive, customary compensation from us.

In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.

17.	DEPOSITARY

Imperial has appointed Computershare Investor Services Inc. to act as a depositary for, among other things, (a) the receipt of certificates and/or DRIP positions representing Shares and related Letters of Transmittal deposited under the Offer, (b) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”, (c) the receipt from the Company of cash to be paid in consideration of the Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (d) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders, including the conversion of such cash from Canadian dollars to United States dollars for depositing Shareholders who elect to receive payment of the Purchase Price for their Shares in United States dollars. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners. The Depositary is not an affiliate of the Company.

18.	FEES AND EXPENSES

RBC Capital Markets has been retained by the Company to serve as Dealer Manager and financial advisor in connection with the Offer and to deliver a liquidity opinion in connection with the Offer to the Board of Directors for which it will receive a fee from Imperial for its services. Imperial has agreed to reimburse RBC Capital Markets for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify RBC Capital Markets against certain liabilities to which it may become subject as a result of its engagement. None of the fees payable to RBC Capital Markets are contingent upon the conclusions reached by RBC Capital Markets in the Liquidity Opinion.

Imperial has retained Computershare Investor Services Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and territorial securities laws.

Imperial will not pay any fees or commissions to any broker or dealer or any other Person for soliciting deposits of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Imperial is expected to incur expenses of approximately $2 million in connection with the Offer, which includes filing fees, advisory fees, the fees of RBC Capital Markets, the Transfer Agent, the Depositary, legal, translation, accounting and printing fees.

19.	CANADIAN STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL AND CERTIFICATE

May 6, 2022

The board of directors of Imperial Oil Limited has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated May 6, 2022, and the delivery thereto to Shareholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

/s/ Bradley W. Corson	/s/ Daniel E. Lyons

Bradley W. Corson	Daniel E. Lyons

Chairman, President and Chief Executive Officer	Senior Vice President, Finance and Administration and Controller

On behalf of the Board of Directors:

/s/ David W. Cornhill	/s/ Miranda C. Hubbs

David W. Cornhill	Miranda C. Hubbs
Director	Director

CONSENT OF RBC CAPITAL MARKETS

TO: The Board of Directors of Imperial Oil Limited

We consent to the inclusion of our liquidity opinion dated May 2, 2022 as Schedule A to the Circular dated May 6, 2022, which schedule is incorporated by reference in the Circular and consent to the inclusion of our name and reference to our liquidity opinion in the sections titled “Purpose and Effect of the Offer – Background to the Offer”, “Purpose and Effect of the Offer – Liquidity of Market”, “Dealer Manager” and “Fees and Expenses” of the Circular. Our liquidity opinion was given as at May 2, 2022 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any Person other than the directors of Imperial Oil Limited will be entitled to rely upon our opinion.

May 6, 2022

/s/ RBC Dominion Securities Inc.

RBC Dominion Securities Inc.

CONSENT OF STIKEMAN ELLIOTT LLP

TO: The Board of Directors of Imperial Oil Limited

We consent to the inclusion of our name and reference to our opinion in the section titled “Income Tax Considerations” in the Circular dated May 6, 2022.

May 6, 2022

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP

SCHEDULE A

LIQUIDITY OPINION OF RBC CAPITAL MARKETS

See Attached.

RBC Dominion Securities Inc. Royal Bank Plaza, P.O. Box 50 200 Bay Street, South Tower Toronto, Ontario M5J 2W7 Telephone: 416-842-2000

May 2, 2022

The Special Committee of the Board of Directors and the Board of Directors

Imperial Oil Limited

505 Quarry Park Boulevard S.E.

Calgary, Alberta

Canada, T2C 5N1

To the Special Committee and the Board:

RBC Dominion Securities Inc. (“RBC”, “we” or “us”), a member company of RBC Capital Markets, understands that Imperial Oil Limited (the “Company”) is proposing to make a substantial issuer bid (the “Substantial Issuer Bid”) to acquire up to $2,500,000,000 in value of the common shares (the “Shares”) of the Company by way of a combination of a modified Dutch Auction and a proportionate tender at a price not less than $62.00 per Share and not more than $78.00 per Share. Exxon Mobil Corporation (“ExxonMobil”) is the beneficial owner of 465,723,543 Shares, which represent approximately 69.6% of all issued and outstanding Shares. RBC understands that ExxonMobil has advised the Company that it intends to make a proportionate tender that will result in maintaining its proportionate equity ownership in the Company following the completion of the Substantial Issuer Bid. RBC also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in an offer to purchase and issuer bid circular to be mailed to the holders of the Shares in connection with the Substantial Issuer Bid (the “Offer to Purchase”). The terms used herein which are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase.

RBC understands that a special committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company has been constituted to consider the Substantial Issuer Bid and make recommendations thereon to the Board. The Company has retained RBC to provide advice and assistance to the Special Committee and the Board in evaluating the Substantial Issuer Bid, including the preparation and delivery to the Special Committee and the Board of RBC’s opinion (the “Opinion”) as to whether, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid. The Special Committee and the Board have, on a voluntary basis, obtained the Opinion from RBC notwithstanding that such opinion is not required pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). In addition, RBC has been retained by the Company to act as dealer manager (“Dealer Manager”) in connection with the Substantial Issuer Bid.

Engagement

RBC was formally engaged by the Company through an agreement between the Company and RBC (the “Engagement Agreement”) dated as of November 19, 2021 and amended as of April 15, 2022. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor and Dealer Manager, including fees that are contingent on the outcome of the Substantial Issuer Bid. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Opinion in its entirety and a summary thereof in the Offer to Purchase and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and in the United States.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the Shares or other securities of the Company, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Shares or the Substantial Issuer Bid.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and opinion matters.

Scope of Review

In connection with our Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the most recent draft of the Offer to Purchase (the “Draft Offer to Purchase”), dated April 27, 2022;
2.	the trading activity, volumes, and price history of the Shares on the Toronto Stock Exchange and other alternative trading venues;
3.	the profile of the distribution and ownership of the Shares, to the extent publicly disclosed or provided to us by the Company;
4.	the number of Shares proposed to be purchased under the Substantial Issuer Bid relative to the total number of Shares issued and outstanding;
5.	public information with respect to the Company and the Shares;
6.	the definition of “liquid market” as outlined in MI 61-101 and certain other parameters in MI 61-101;
7.	certain precedent issuer bids that were considered relevant;
8.	discussions with senior management and legal counsel of the Company; and
9.	such other corporate, industry, and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC CAPITAL MARKETS

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy, and fair representation of all of the financial and other information, data, advice, opinions, or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy, and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy, or fair representation of any of the Information.

Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, any officer or employee of the Company or in writing by the Company, any of its affiliates (as such term is defined in National Instrument 62-104 Take-Over Bids and Issuer Bids of the Canadian Securities Administrators) or any of their respective agents or advisors, for the purpose of preparing the Opinion was, at the date provided to RBC, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact, and did not and does not omit to state any material fact necessary to make such Information, or any statement contained therein, not misleading in light of the circumstances in which it was provided to RBC, and (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change or change in material facts, financial or otherwise, which might reasonably be considered material to the Opinion.

In preparing the Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Substantial Issuer Bid will be met, that there will be no significant change in the holdings of the Shares other than as a result of the Substantial Issuer Bid and that the disclosure provided or incorporated by reference in the Draft Offer to Purchase with respect to the Company, its subsidiaries and affiliates and the Substantial Issuer Bid is accurate in all material respects.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and conditions affecting the Company and the Shares at the date hereof.

The Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, RBC reserves the right to change, modify, or withdraw the Opinion.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any holder of Shares as to whether to tender their Shares to the Substantial Issuer Bid, or as an opinion as to the fairness, from a financial point of view, of the consideration offered to holders of Shares pursuant to the Substantial Issuer Bid or as a formal valuation of the Shares or of any of the Company’s other securities or assets.

For purposes of the Opinion, the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

RBC CAPITAL MARKETS

Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid.

Yours very truly,

RBC DOMINION SECURITIES INC.

RBC CAPITAL MARKETS

The Letter of Transmittal, certificates for Shares, any other required documents and, if applicable, the Notice of Guaranteed Delivery, must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s investment dealer, stock broker, bank, trust company or other nominee to the Depositary at its address specified below.

Office of the Depositary, for the Offer:

COMPUTERSHARE INVESTOR SERVICES INC.

By Regular Mail

Computershare Investor Services Inc.

P.O. Box 7023

31 Adelaide Street East

Toronto, ON M5C 3H2

Attention: Corporate Actions

By Registered Mail, Hand or Courier

100 University Avenue

8th Floor

Toronto, ON M5J 2Y1

Attention: Corporate Actions

For inquiries only:

Telephone (outside North America): 1 (514) 982-7555

Toll Free (within North America): 1 (800) 564-6253

Email: corporateactions@computershare.com

Any questions or requests for assistance regarding the Offer may be directed to the Depositary at the addresses and telephone numbers and email specified above. Shareholders also may contact their investment dealer, stock broker, bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Dealer Manager for the Offer is:

RBC Capital Markets

Email: ImperialSIB@rbccm.com